Exhibit 99.5
Item 8. Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Dana Holding Corporation
     In our opinion, the accompanying consolidated balance sheet and the related statement of income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Dana Holding Corporation (Dana) and its subsidiaries at December 31, 2008, and the results of their operations and their cash flows for the period from February 1, 2008 through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule for the period from February 1, 2008 through December 31, 2008 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audit. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
     As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for inventories and the manner in which it accounts for noncontrolling interests on January 1, 2009.
     As discussed in Note 1 to the consolidated financial statements, the Company filed a petition on March 3, 2006 with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s Third Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (as modified, the “Plan”) was confirmed on December 26, 2007. Confirmation of the Plan resulted in the discharge of certain claims against the Company that arose before March 3, 2006 and substantially alters rights and interests of equity security holders as provided for in the Plan. The Plan was substantially consummated on January 31, 2008 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting on January 31, 2008.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP

Toledo, Ohio
March 16, 2009, except with respect to our opinion on the consolidated financial statements as it relates to the effects of the change in reportable segments, the effects of the change in accounting for inventories and the effects of the change in noncontrolling interests discussed in Note 1 to the consolidated financial statements, as to which the date is September 1, 2009.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Dana Holding Corporation
     In our opinion, the accompanying consolidated balance sheets and the related statements of income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Dana Corporation (Prior Dana) and its subsidiaries at December 31, 2007, and the results of their operations and their cash flows for the period from January 1, 2008 through January 31, 2008 and for each of the two years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule for each of the two years in the period ended December 31, 2007 and the period from January 1, 2008 through January 31, 2008 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. The Company’s management is responsible for these financial statements and financial statement schedule. Our responsibility is to express opinions on these financial statements and on the financial statement schedule based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests on January 1, 2009.
     As discussed in Note 21 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions effective January 1, 2007. As discussed in Note 14 to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit pension and other postretirement plans effective December 31, 2006.
     As discussed in Note 1 to the consolidated financial statements, the Company filed a petition on March 3, 2006 with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s Third Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (as modified, the “Plan”) was confirmed on December 26, 2007. Confirmation of the Plan resulted in the discharge of certain claims against the Company that arose before March 3, 2006 and substantially alters rights and interests of equity security holders as provided for in the Plan. The Plan was substantially consummated on January 31, 2008 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting.
/s/ PricewaterhouseCoopers LLP

Toledo, Ohio
March 16, 2009, except with respect to our opinion on the consolidated financial statements as it relates to the effects of the change in reportable segments and the effects of the change in noncontrolling interests discussed in Note 1 to the consolidated financial statements, as to which the date is September 1, 2009.

Dana Holding Corporation
Consolidated Statement of Operations
(In millions except for per share amounts)

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended	Year Ended
	December 31,	January 31,	December 31,
	2008	2008	2007	2006
Net sales	$7,344	$751	$8,721	$8,504
Costs and expenses
Cost of sales	7,113	702	8,231	8,166
Selling, general and administrative expenses	303	34	365	419
Amortization of intangibles	66
Realignment charges, net	114	12	205	92
Impairment of goodwill	169		89	46
Impairment of intangible assets	14
Impairment of investments and other assets				234
Other income, net	53	8	162	140

Income (loss) from continuing operations before interest, reorganization items and income taxes	(382)	11	(7)	(313)
Interest expense (contractual interest of $17 for the one month ended January 31, 2008 and $213 and $204 for the years ended December 31, 2007 and 2006)	142	8	105	115
Reorganization items	25	98	275	143
Fresh start accounting adjustments		1,009

Income (loss) from continuing operations before income taxes	(549)	914	(387)	(571)
Income tax expense	(107)	(199)	(62)	(66)
Equity in earnings of affiliates	(11)	2	26	26

Income (loss) from continuing operations	(667)	717	(423)	(611)
Loss from discontinued operations before income taxes	(4)	(8)	(92)	(142)
Income tax benefit (expense) of discontinued operations		2	(26)	21

Loss from discontinued operations	(4)	(6)	(118)	(121)

Net income (loss)	(671)	711	(541)	(732)
Less: Noncontrolling interests net income (loss)	6	2	10	7

Net income (loss) attributable to Dana	(677)	709	(551)	(739)
Preferred stock dividend requirements	29

Net income (loss) available to common stockholders	$(706)	$709	$(551)	$(739)

Net income (loss) per share from continuing operations attributable to Dana:
Basic	$(7.02)	$4.77	$(2.89)	$(4.11)
Diluted	$(7.02)	$4.75	$(2.89)	$(4.11)
Loss per share from discontinued operations attributable to Dana:
Basic	$(0.04)	$(0.04)	$(0.79)	$(0.81)
Diluted	$(0.04)	$(0.04)	$(0.79)	$(0.81)
Net income (loss) per share attributable to Dana:
Basic	$(7.06)	$4.73	$(3.68)	$(4.92)
Diluted	$(7.06)	$4.71	$(3.68)	$(4.92)
Average common shares outstanding
Basic	100	150	150	150
Diluted	100	150	150	150
The accompanying notes are an integral part of the consolidated financial statements.

Dana Holding Corporation
Consolidated Balance Sheet
December 31, 2008 and 2007
(In millions)

	Dana	Prior Dana
	December 31,	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$777	$1,271
Restricted cash		93
Accounts receivable
Trade, less allowance for doubtful accounts of $23 in 2008 and $20 in 2007	827	1,197
Other	170	295
Inventories	915	812
Assets of discontinued operations		24
Other current assets	58	100

Total current assets	2,747	3,792

Goodwill	108	349
Intangibles	569	1
Investments and other assets	207	348
Investments in affiliates	135	172
Property, plant and equipment, net	1,841	1,763

Total assets	$5,607	$6,425

Liabilities and equity
Current liabilities
Notes payable, including current portion of long-term debt	$70	$283
Debtor-in-possesstion financing		900
Accounts payable	824	1,072
Accrued payroll and employee benefits	120	190
Accrued realignment costs	65	68
Liabilities of discontinued operations		9
Taxes on income	93	12
Other accrued liabilities	274	386

Total current liabilities	1,446	2,920

Liabilities subject to compromise		3,511
Long-term debt	1,181	19
Deferred employee benefits and other non-current liabilities	845	662
Commitments and contingencies (Note 19)

Total liabilities	3,472	7,112

Dana stockholders’ equity
Preferred stock, 50,000,000 shares authorized
Series A, $0.01 par value, 2,500,000 issued and outstanding	242
Series B, $0.01 par value, 5,400,000 issued and outstanding	529
Common stock, $.01 par value, 450,000,000 authorized, 100,065,061 issued and outstanding	1
Prior Dana common stock, $1.00 par value, 350,000,000 authorized. 150,245,250 issued and outstanding		150
Additional paid-in capital	2,321	202
Accumulated deficit	(706)	(468)
Accumulated other comprehensive loss	(359)	(666)

Total Dana stockholders’ equity	2,028	(782)
Noncontrolling interests	107	95

Total equity	2,135	(687)

Total liabilities and equity	$5,607	$6,425

The accompanying notes are an integral part of the consolidated financial statements.

Dana Holding Corporation
Consolidated Statement of Cash Flows
(In millions)

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended	Year Ended
	December 31,	January 31,	December 31,
	2008	2008	2007	2006
Net income (loss)	$(671)	$711	$(541)	$(732)
Depreciation	269	23	279	278
Amortization of intangibles	81
Amortization of inventory valuation	49
Amortization of deferred financing charges and original issue discount	24
Loss on repayment of debt	13
Impairment of goodwill, intangibles, investments and other assets	183		131	405
Non-cash portion of U.K. pension charge			60
Unremitted earnings of affiliates, net of dividends received	21	(4)	(26)	(26)
Deferred income taxes	22	191	(29)	(41)
Reorganization:
Gain on settlement of liabilities subject to compromise		(27)
Payment of claims	(100)
Reorganization items net of cash payments	(24)	79	154	52
Fresh start adjustments		(1,009)
Payments to VEBAs	(733)	(55)	(27)
Pension — cash contributions made in excess of expense	(36)	(2)
OPEB — payments made in excess of expense		(2)	(71)
Loss on sale of businesses and assets	6	7
Change in accounts receivable	512	(78)	(23)	(62)
Change in inventories	(6)	(28)	(5)	10
Change in accounts payable	(227)	17	110	150
Change in accrued payroll and employee benefits	(79)	12	10	66
Change in accrued income taxes	(40)	(2)	(6)	(12)
Change in other current assets and liabilities	(142)	18	(3)	47
Change in other non-current assets and liabilities, net	(19)	27	(65)	(83)

Net cash flows provided by (used in) operating activities	(897)	(122)	(52)	52

Cash flows — investing activities
Purchases of property, plant and equipment	(234)	(16)	(254)	(314)
Proceeds from sale of businesses and assets	12	5	421	54
Proceeds from sale of DCC assets and partnership interests	2		188	141
Acquisition of business, net of cash acquired				(17)
Payments received on leases and loans			11	16
Change in investments and other assets			14	17
Change in restricted cash		93	(78)	(15)
Other	(1)	(5)	46	32

Net cash flows provided by (used in) investing activities	(221)	77	348	(86)

Cash flows — financing activities
Proceeds from (repayment of) debtor-in-possession facility		(900)	200	700
Net change in short-term debt	(70)	(18)	98	(551)
Payment of DCC Medium Term Notes		(136)	(132)
Original issue discount fees		(114)
Deferred financing fees	(26)	(40)
Issuance of long-term debt	80	1,350		7
Repayments of long-term debt	(164)			(205)
Issuance of Series A and Series B preferred stock		771
Preferred dividends paid	(18)
Other	(9)	(1)

Net cash flows provided by (used in) financing activities	(207)	912	166	(49)

Net increase (decrease) in cash and cash equivalents	(1,325)	867	462	(83)
Cash and cash equivalents — beginning of period	2,147	1,271	704	762
Effect of exchange rate changes on cash balances	(45)	5	104	25
Net change in cash of discontinued operations		4	1

Cash and cash equivalents — end of period	$777	$2,147	$1,271	$704

The accompanying notes are an integral part of the consolidated financial statements.

Dana Holding Corporation
Consolidated Statement of Stockholders’ Equity
and Comprehensive Income (Loss)
(In million)

					Accumulated Other
					Comprehensive Income (Loss)
								Dana
			Additional		Foreign	Unrealized		Stockholders'
	Preferred	Common	Paid-In	Accumulated	Currency	Gains	Postretirement	Equity	Noncontrolling	Total
	Stock	Stock	Capital	Deficit	Translation	(Losses)	Benefits	(Deficit)	Interests	Equity
Balance, December 31, 2005, Prior Dana	$—	$150	$194	$819	$(323)	$—	$(295)	$545	$84	$629
Comprehensive income:
Net income (loss)				(739)				(739)	7	(732)
Currency translation					135			135	(1)	134
Defined benefit plans							(83)	(83)	(2)	(85)
Other									(2)	(2)

Other comprehensive income								52	(5)	47

Total comprehensive loss								(687)	2	(685)
Adjustment to initially apply SFAS No. 158 for pension and OPEB							(699)	(699)		(699)
Issuance of shares for equity compensation plans, net			7					7		7
Other									(2)	(2)
Dividends paid									(3)	(3)

Balance, December 31, 2006, Prior Dana		150	201	80	(188)		(1,077)	(834)	81	(753)

Adoption of FIN 48 tax adjustment, January 1, 2007				3				3		3
Comprehensive income:
Net income (loss)				(551)				(551)	10	(541)
Currency translation					33			33	18	51
Defined benefit plans							568	568		568
Other						(2)		(2)		(2)

Other comprehensive income								599	18	617

Total comprehensive loss								48	28	76
Issuance of shares for equity compensation plans, net			1					1		1
Other									(10)	(10)
Dividends paid									(4)	(4)

Balance, December 31, 2007, Prior Dana		150	202	(468)	(155)	(2)	(509)	(782)	95	(687)

Comprehensive income:
Net income				709				709	2	711
Currency translation					3			3	(21)	(18)
Defined benefit plans							79	79	3	82
Other						(6)		(6)		(6)

Other comprehensive income								76	(18)	58

Total comprehensive income								785	(16)	769
Dividends paid									(1)	(1)
Cancellation of Prior Dana common stock		(150)	(202)					(352)		(352)
Elimination of Prior Dana accumulated deficit and accumulated other comprehensive loss				(241)	152	8	430	349	34	383

Balance, January 31, 2008, Prior Dana									112	112

Issuance of new equity in connection with emergence from Chapter 11	771	1	2,267					3,039		3,039

Balance, January 31, 2008, Dana	771	1	2,267					3,039	112	3,151

Comprehensive income:
Net loss				(677)				(677)	6	(671)

Currency translation					(224)			(224)	(6)	(230)
Defined benefit plans							(84)	(84)		(84)
Unrealized investment gains (losses) and other						(51)		(51)		(51)

Other comprehensive loss								(359)	(6)	(365)

Total comprehensive loss								(1,036)		(1,036)
Additional investment									2	2
Dividends paid									(7)	(7)
Preferred stock dividends ($3.67 per share)				(29)				(29)		(29)
Issuance of additional equity in connection with emergence from Chapter 11			2					2		2
Employee emergence bonus			45					45		45
Stock compensation			7					7		7

Balance, December 31, 2008, Dana	$771	$1	$2,321	$(706)	$(224)	$(51)	$(84)	$2,028	$107	$2,135

The accompanying notes are an integral part of the consolidated financial statements.

Dana Holding Corporation
Index to Notes to Consolidated
Financial Statements

1. Organization and Summary of Significant Accounting Policies

2. Emergence from Chapter 11

3. Reorganization Proceedings

4. Divestitures and Acquisitions

5. Discontinued Operations

6. Realignment of Operations

7. Inventories

8. Supplemental Balance Sheet and Cash Flow Information

9. Long-Lived Assets

10. Goodwill and Other Intangible Assets

11. Investments in Affiliates

12. Capital Stock

13. Earnings Per Share

14. Incentive and Stock Compensation

15. Pension and Postretirement Benefit Plans

16. Cash Deposits

17. Liquidity and Financing Agreements

18. Fair Value Measurements

19. Commitments and Contingencies

20. Warranty Obligations

21. Income Taxes

22. Other Income, Net

23. Segment, Geographical Area and Major Customer Information

Notes to Consolidated Financial Statements
(In millions, except share and per share amounts)
Note 1. Organization and Summary of Significant Accounting Policies
General
     Dana Holding Corporation (Dana), incorporated in Delaware in 2007, is headquartered in Maumee, Ohio. We are a leading supplier of axle, driveshaft, structural, sealing and thermal management products for global vehicle manufacturers. Our people design and manufacture products for every major vehicle producer in the world.
     As a result of Dana Corporation’s emergence from Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code) on January 31, 2008 (the Effective Date), Dana is the successor registrant to Dana Corporation (Prior Dana) pursuant to Rule 12g-3 under the Securities Exchange Act of 1934.
     The terms “Dana”, “we,” “our,” and “us,” when used in this report with respect to the period prior to Dana Corporation’s emergence from bankruptcy, are references to Prior Dana, and when used with respect to the period commencing after Dana Corporation’s emergence, are references to Dana. These references include the subsidiaries of Prior Dana or Dana, as the case may be, unless otherwise indicated or the context requires otherwise.
     This report, as discussed in Note 2, includes the results of the implementation of the Third Amended Joint Plan of Reorganization of Debtors and Debtors in Possession as modified (the Plan) and the effects of the adoption of fresh start accounting. In accordance with generally accepted accounting principles in the United States (GAAP), historical financial statements of Prior Dana will be presented separately from Dana results in this filing and future filings. The implementation of the Plan and the application of fresh start accounting as discussed in Note 2 result in financial statements that are not comparable to financial statements in periods prior to emergence.
Summary of Significant Accounting Policies
Basis of Presentation — As discussed in Note 2, the Debtors reorganized under Chapter 11 of the United States Bankruptcy Code. American Institute of Certified Public Accountants’ (AICPA) Statement of Position (SOP) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (SOP 90-7), which is applicable to companies operating under Chapter 11, generally does not change the manner in which financial statements are prepared. However, SOP 90-7 does require that the financial statements for periods subsequent to the filing of a Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.
     We adopted SOP 90-7 on March 3, 2006 (the Filing Date) and prepared our financial statements in accordance with its requirements through January 31, 2008. Revenues, expenses, realized gains and losses and provisions for losses that can be directly associated with the reorganization and related restructuring of our business were reported separately as reorganization items in our statement of operations. Our balance sheet prior to February 1, 2008 distinguishes pre-petition liabilities subject to compromise both from those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that were affected by the plan of reorganization were reported at the amounts expected to be allowed by the Bankruptcy Court. In addition, cash provided by or used for reorganization items is disclosed separately in our statement of cash flows.

Estimates — Our consolidated financial statements are prepared in accordance with GAAP, which requires the use of estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Some of the more significant estimates include: valuation of deferred tax assets and inventories; restructuring, environmental, product liability, asbestos and warranty accruals; valuation of post-employment and postretirement benefits; valuation, depreciation and amortization of long-lived assets; valuation of non-current notes receivable; valuation of goodwill; and allowances for doubtful accounts. We believe our assumptions and estimates are reasonable and appropriate. However, due to the inherent uncertainties in making estimates, actual results could differ from those estimates.
Principles of Consolidation — Our consolidated financial statements include all subsidiaries in which we have the ability to control operating and financial policies. All significant intercompany balances and transactions have been eliminated in consolidation. Affiliated companies (20% to 50% ownership) are generally recorded in the statements using the equity method of accounting, as are certain investments in partnerships and limited liability companies in which we may have an ownership interest of less than 20%.
     Operations of affiliates accounted for under the equity method of accounting are generally included for periods ended within one month of our year end. Less than 20%-owned companies are included in the financial statements at the cost of our investment. Dividends, royalties and fees from these cost basis affiliates are recorded in income when received.
Discontinued Operations — In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144), we classify a business component that either has been disposed of or is classified as held for sale as a discontinued operation if the cash flow of the component has been or will be eliminated from our ongoing operations and we will no longer have any significant continuing involvement in the component. The results of operations of our discontinued operations through the date of sale, including any gains or losses on disposition, are aggregated and presented on two lines in the income statement. SFAS 144 requires the reclassification of amounts presented for prior years to reflect their classification as discontinued operations.
     With respect to the consolidated balance sheets prior to 2008, the assets and liabilities not subject to compromise relating to our discontinued operations were aggregated and reported separately as assets and liabilities of discontinued operations following the decision to dispose of the components. There were no assets or liabilities of discontinued operations remaining at December 31, 2008. The balance sheet at December 31, 2007 included the residual assets and liabilities of certain pump products operations sold in 2008. In the consolidated statement of cash flows, the cash flows of discontinued operations are reported in the applicable line items with continuing operations. See Note 5 for additional information regarding discontinued operations.
Cash and Cash Equivalents — For purposes of reporting cash flows, we consider highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Marketable securities that satisfy the criteria for cash equivalents are classified accordingly.
     The ability to move cash among operating locations is subject to the operating needs of those locations in addition to locally imposed restrictions on the transfer of funds in the form of dividends, cash advances or loans. In addition, we must meet distributable reserve requirements. Restricted net assets related to our consolidated subsidiaries, which totaled $139 as of December 31, 2008, are attributable to our Venezuelan and Chinese operations which are subject to governmental limitations on their ability to transfer funds outside each of those countries. During 2008, 2007 and 2006, the parent company received dividends from consolidated subsidiaries of $124, $76 and $81. Dividends from less than 50%-owned affiliates were $10 in 2008 and $1 or less in 2007 and 2006.
Inventories — Inventories are valued at the lower of cost or market. Cost is generally determined on the average or first-in, first-out (FIFO) cost basis. In connection with our adoption of fresh start accounting on February 1, 2008, inventories were revalued using the methodology outlined in Note 2 and increased by $169, including the elimination of the U.S. last-in-first-out (LIFO) reserve of $120. Of this increase, $49 was recognized in cost of sales as the inventory was sold, negatively impacting gross margin, primarily in the first quarter with a nominal amount in the second quarter. On January 1, 2009 we changed our method of accounting for inventory in the U.S. from LIFO to FIFO. The consolidated financial statements include the retroactive application of this change. (See Note 7)

Property, Plant and Equipment — As a result of our adoption of fresh start accounting on February 1, 2008, property, plant and equipment have been stated at fair value (see Note 2) with useful lives ranging from two to thirty years. Useful lives of newly acquired asset lives are generally twenty to thirty years for buildings and building improvements, five to ten years for machinery and equipment, three to five years for tooling and office equipment and three to ten years for furniture and fixtures. Depreciation is recognized over the estimated useful lives using primarily the straight-line method for financial reporting purposes and accelerated depreciation methods for federal income tax purposes. Prior to the Effective Date, property, plant and equipment of Prior Dana was recorded at cost. If assets are impaired their value is reduced by an increase in the depreciation reserve.
Pre-Production Costs Related to Long-Term Supply Arrangements — The costs of tooling used to make products sold under long-term supply arrangements are capitalized as part of property, plant and equipment and amortized over their useful lives if we own the tooling or if we fund the purchase but our customer owns the tooling and grants us the irrevocable right to use the tooling over the contract period. If we have a contractual right to bill our customers, costs incurred in connection with the design and development of tooling are carried as a component of other accounts receivable until invoiced. Design and development costs related to customer products are deferred if we have an agreement to collect such costs from the customer; otherwise, they are expensed when incurred. At December 31, 2008, the machinery and equipment component of property, plant and equipment included $8 of our tooling related to long-term supply arrangements and $1 of our customers’ tooling which we have the irrevocable right to use, while trade and other accounts receivable included $34 of costs related to tooling that we have a contractual right to collect from our customers.
Impairment of Long-Lived Assets — We review the carrying value of amortizable long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the undiscounted future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair values less costs to sell and are no longer depreciated.
Goodwill — Goodwill recorded at emergence represents the excess of the reorganization value of Dana over the fair value of specific tangible and intangible assets. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), we test goodwill for impairment on an annual basis unless conditions arise that warrant an interim review. The annual impairment tests are performed as of October 31. In assessing the recoverability of goodwill, estimates of fair value are based upon consideration of various valuation methodologies, including projected future cash flows and multiples of current earnings. If these estimates or related projections change in the future, we may be required to record goodwill impairment charges. See Note 10 for more information regarding goodwill and a discussion of the impairment of goodwill in the second and third quarters of 2008.
Intangible Assets — SFAS No. 141, “Business Combinations” (SFAS 141) requires intangible assets to be recorded separately from goodwill if they meet certain criteria. Intangible assets valued in connection with fresh start accounting include customer contracts, developed technology and trademarks and trade names. Customer contracts and developed technology have finite lives while substantially all of the trademarks and trade names have indefinite lives. Definite-lived intangible assets are amortized over their useful life using the straight-line method of amortization and are periodically reviewed for impairment indicators. Indefinite-lived intangible assets are reviewed for impairment annually or more frequently if impairment indicators exist. Historically we carried nominal values for acquired patent and trademark intangibles at cost. See Notes 2 and 10 for more information about intangible assets.
Long-Lived Assets and Liabilities — As required by SFAS 141, in connection with the application of fresh start accounting we discounted our asbestos and worker’s compensation liabilities and the related amounts recoverable from the insurers. We discounted the projected cash flows using a risk-free rate of 4.0%, which we interpolated for the applicable period using U.S. Treasury rates. Use of a risk free rate was considered appropriate given that other risks affecting the volume and timing of payments had been considered in developing the probability-weighted projected cash flows.

Financial Instruments — The reported fair values of financial instruments are based on a variety of factors. Where available, fair values represent quoted market prices for identical or comparable instruments. Where quoted market prices are not available, fair values are estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of credit risk. Fair values may not represent actual values of the financial instruments that could be realized as of the balance sheet date or that will be realized in the future.
     The carrying values of cash and cash equivalents, trade receivables and short-term borrowings approximate fair value. Foreign currency forward contracts, the interest rate swap contracts and long-term notes receivable are carried at their fair values. Borrowings under our credit facilities are carried at historical cost and adjusted for amortization of premiums or discounts, foreign currency fluctuations and principal payments.
Derivative Financial Instruments — We enter into forward currency contracts to hedge our exposure to the effects of currency fluctuations on a portion of our projected sales and purchase commitments. The changes in the fair value of these contracts are recorded in cost of sales and are generally offset by exchange gains or losses on the underlying exposures. We may also use interest rate swaps to manage exposure to fluctuations in interest rates and to adjust the mix of our fixed and floating rate debt. We do not use derivatives for trading or speculative purposes, and we do not hedge all of our exposures.
     We follow SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Transactions.” These Statements require, among other things, that all derivative instruments be recognized on the balance sheet at fair value. Forward currency contracts have not been designated as hedges, and the effect of marking these instruments to market has been recognized in the results of operations.
Environmental Compliance and Remediation — Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to existing conditions caused by past operations that do not contribute to our current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. We consider the most probable method of remediation, current laws and regulations and existing technology in determining the fair value of our environmental liabilities.
Pension and Other Postretirement Benefits — We sponsor a number of defined benefit pension plans covering eligible salaried and hourly employees. Benefits are determined based upon employees’ length of service, wages or a combination of length of service and wages. Our practice is to fund these costs through deposits with trustees in amounts that, at a minimum, satisfy the applicable local funding regulations. We also provide other postretirement benefits including medical and life insurance for certain eligible employees upon retirement. Benefits are determined primarily based upon employees’ length of service and include applicable employee cost sharing. Our policy is to fund these benefits as they become due.
     Annual net pension and postretirement benefits expenses and the related liabilities are determined on an actuarial basis. These plan expenses and obligations are dependent on management’s assumptions developed in consultation with our actuaries. We review these actuarial assumptions at least annually and make modifications when appropriate. With the input of independent actuaries and other relevant sources, we believe that the assumptions used are reasonable; however, changes in these assumptions, or experience different from that assumed, could impact our financial position, results of operations, or cash flows. See Note 15 for additional information about these plans.
Postemployment Benefits — Costs to provide postemployment benefits to employees are accounted for on an accrual basis. Obligations that do not accumulate or vest are recorded when payment of the benefits is probable and the amounts can be reasonably estimated. Our policy is to fund these benefits equal to our cash basis obligation. Annual net postemployment benefits expense and the related liabilities are accrued as service is rendered for those obligations that accumulate or vest and can be reasonably estimated.

Equity-Based Compensation — We measure compensation cost arising from the grant of share-based awards to employees at fair value in accordance with SFAS No. 123(R), “Share-Based Payment.” We recognize such costs in income over the period during which the requisite service is provided, usually the vesting period.
Revenue Recognition — Sales are recognized when products are shipped and risk of loss has transferred to the customer. We accrue for warranty costs, sales returns and other allowances based on experience and other relevant factors, when sales are recognized. Adjustments are made as new information becomes available. Shipping and handling fees billed to customers are included in sales, while costs of shipping and handling are included in cost of sales. We record taxes collected from customers on a net basis (excluded from revenues).
     Supplier agreements with our OEM customers generally provide for fulfillment of the customers’ purchasing requirements over vehicle program lives, which generally range from three to ten years. Prices for product shipped under the programs are established at inception, with subsequent pricing adjustments mutually agreed through negotiation. Pricing adjustments are occasionally determined retroactively based on historical shipments and either paid or received, as appropriate, in lump sum to effectuate the price settlement. Retroactive price increases are deferred upon receipt and amortized over the remaining life of the appropriate program, unless the retroactive price increase was determined to have been received under contract or legal provisions in which case revenue is recognized upon receipt.
Foreign Currency Translation — The financial statements of subsidiaries and equity affiliates outside the U.S. located in non-highly inflationary economies are measured using the currency of the primary economic environment in which they operate as the functional currency, which typically is the local currency. Transaction gains and losses resulting from translating assets and liabilities of these entities into the functional currency are included in other income. When translating into U.S. dollars, income and expense items are translated at average monthly rates of exchange, while assets and liabilities are translated at the rates of exchange at the balance sheet date. Translation adjustments resulting from translating the functional currency into U.S. dollars are deferred and included as a component of Comprehensive loss in stockholders’ equity. For operations whose functional currency is the U.S. dollar, non-monetary assets are translated into U.S. dollars at historical exchange rates and monetary assets are translated at current exchange rates.
Income Taxes — In the ordinary course of business there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax liabilities for all years subject to examination based upon management’s evaluation of the facts and circumstances and information available at the reporting dates. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater-than-50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, the related interest cost has also been recognized.
     Deferred income taxes are provided for future tax effects attributable to temporary differences between the recorded values of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations. Deferred income taxes are also provided for net operating losses (NOLs), tax credit and other carryforwards. Amounts are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date.
     In accordance with SFAS No. 109, “Accounting for Income Taxes,” in each reporting period we assess whether it is more likely than not that we will generate sufficient future taxable income to realize our deferred tax assets. This assessment requires significant judgment and, in making this evaluation, we consider all available positive and negative evidence. Such evidence includes trends and expectations for future U.S. and non-U.S. pre-tax operating income, our historical earnings and losses, the time period over which our temporary differences and carryforwards will reverse and the implementation of feasible and prudent tax planning strategies. While the assumptions require significant judgment, they are consistent with the plans and estimates we are using to manage the underlying business.

     We provide a valuation allowance against our net deferred tax assets if, based upon available evidence, we determine that it is more likely than not that some portion or all of the recorded net deferred tax assets will not be realized in future periods. Creating a valuation allowance serves to increase income tax expense during the reporting period. Once created, a valuation allowance against net deferred tax assets is maintained until realization of the deferred tax asset is judged more likely than not to occur. Reducing a valuation allowance against net deferred tax assets serves to reduce income tax expense in the reporting period of change unless the reduction occurs due to the expiration of the underlying loss or tax credit carryforward period. See Note 21 for an explanation of the valuation allowance adjustments made for our net deferred tax assets and additional information on income taxes.
Earnings Per Share — Basic earnings per share is computed by dividing earnings available to common stockholders by the weighted-average common shares outstanding during the period. Prior Dana shares were cancelled at emergence and shares in Dana were issued. Therefore the earnings per share information for Dana is not comparable to Prior Dana earnings per share. See Note 13 for details of the shares outstanding.
Segments — On January 1, 2009, we reorganized our operating segments into a new management structure (see Note 23). The Light Axle and Driveshaft segments were combined into the Light Vehicle Driveline (LVD) segment with certain operations from these former segments moving to our Commercial Vehicle and Off-Highway segments. The segments reported in our financial statements are based on the 2009 organization.
Reclassifications — Certain prior period amounts have been reclassified to conform to the current year presentation.
Recent Accounting Pronouncements — In December 2008, the FASB issued FASB Staff Position No. 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (FSP 132(R)-1). FSP 132(R)-1 expands disclosures about the types of assets and associated risks in an employer’s defined benefit pension or other postretirement plan. An employer is also required to disclose information about the valuation of plan assets similar to that required under SFAS No. 157, “Fair Value Measurements” (SFAS 157). Those disclosures include the level within the fair value hierarchy in which fair value measurements of plan assets fall, information about the inputs and valuation techniques used to measure the fair value of plan assets, and the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period. The new disclosures are required to be included in financial statements for years ending after December 15, 2009.
     In December 2008, the FASB issued FASB Staff Position No. FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (FAS 140-4 and FIN 46(R)-8). FAS 140-4 and FIN 46(R)-8 amend both SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities-a replacement of FASB Statement No. 125” and FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003) — an interpretation of ARB No. 51” to require public entities to provide additional disclosures about transfers of financial assets and about their involvement with variable interest entities. The adoption of this statement did not have a significant impact on our consolidated financial statements.
     In April 2008, the FASB issued FASB Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. We adopted FSP 142-3 effective January 1, 2009 and it did not have a significant impact on our consolidated financial statements.

     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161). SFAS 161 requires companies with derivative instruments to disclose additional information that would enable financial statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. The new requirements apply to derivative instruments and non-derivative instruments that are designated and qualify as hedging instruments and related hedged items accounted for under SFAS 133. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. We will adopt SFAS 161 effective January 1, 2009 and we do not expect that it will have a significant impact on the notes to our consolidated financial statements.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (SFAS 160). SFAS 160 changes the accounting for and reporting of noncontrolling or minority interests (now called noncontrolling interests) in consolidated financial statements. SFAS 160 is effective January 1, 2009 and clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The presentation and disclosure requirements of this standard must be applied retrospectively for all periods presented. We have retroactively applied the provisions of this standard to our consolidated financial statements.
     In December 2007, the FASB issued SFAS No. 141(R) (SFAS 141(R)) which replaces SFAS 141. SFAS 141(R) is effective for us as of January 1, 2009. It retains the underlying concepts of SFAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. Early adoption was not permitted. SFAS 141(R) will not have a significant impact on our financial position and results of operations; however, any business combination entered into after the adoption may significantly impact our financial position and results of operations when compared to acquisitions accounted for under existing GAAP and could result in more earnings volatility and generally lower earnings due to the expensing of deal costs and restructuring costs of acquired companies. We will apply the standard prospectively to all business combinations subsequent to the effective date.
Note 2. Emergence from Chapter 11
Emergence from Reorganization Proceedings and Related Subsequent Events
Background — Dana and forty of its wholly-owned subsidiaries (collectively, the Debtors) operated their businesses as debtors in possession under Chapter 11 of the Bankruptcy Code from the Filing Date until emergence from Chapter 11 on January 31, 2008. The Debtors’ Chapter 11 cases (collectively, the Bankruptcy Cases) were consolidated in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court) under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL). Neither Dana Credit Corporation (DCC) and its subsidiaries nor any of our non-U.S. affiliates were Debtors.

Claims resolution — On December 26, 2007, the Bankruptcy Court entered an order (the Confirmation Order) confirming the Plan and, on the Effective Date, the Plan was consummated and we emerged from bankruptcy. As provided in the Plan and the Confirmation Order, we issued and distributed approximately 70 million shares of Dana common stock (valued in reorganization at $1,628) on the Effective Date to holders of allowed general unsecured claims in Class 5B totaling approximately $2,050. Pursuant to the Plan, we also issued and set aside approximately 28 million additional shares of Dana common stock (valued in reorganization at $640) for future distribution to holders of allowed unsecured nonpriority claims in Class 5B under the Plan. These shares are being distributed as the disputed and unliquidated claims are resolved. The claim amount related to the 28 million shares for disputed and unliquidated claims was estimated not to exceed $700. Since emergence, we have issued an additional 23 million shares for allowed claims (valued in reorganization at $520), increasing the total shares issued to 93 million (valued in reorganization at $2,148) for unsecured claims of approximately $2,238. The corresponding decrease in the disputed claims reserve leaves 5 million shares (valued in reorganization at $122). The remaining disputed and unliquidated claims total approximately $107. To the extent that these remaining claims are settled for less than the 5 million remaining shares, additional incremental distributions will be made to the holders of the previously allowed general unsecured claims in Class 5B. The terms and conditions governing these distributions are set forth in the Plan and the Confirmation Order.
     Under the provisions of the Plan, approximately two million shares of common stock (valued in reorganization at $45) have been issued and distributed since the Effective Date to pay emergence bonuses to union employees and non-union hourly and salaried non-management employees. The original accrual of $47 on the Effective Date included approximately 65,000 shares (valued in reorganization at $2) that were not utilized for these bonuses. These shares will be distributed instead to the holders of allowed general unsecured claims in Class 5B as provided in the Plan.
     Settlement obligations relating to non-pension retiree benefits and long-term disability (LTD) benefits for union claimants and non-pension retiree benefits for non-union claimants were satisfied with cash payments of $788 to Voluntary Employee Benefit Associations (VEBAs) established for the benefit of the respective claimant groups. Additionally, we paid DCC $49, the remaining amount due to DCC noteholders, thereby settling DCC’s general unsecured claim of $325 against the Debtors. DCC, in turn, used these funds to repay the noteholders in full. Since emergence, payments of $100 have been made for administrative claims, priority tax claims, settlement pool claims and other classes of allowed claims. Additional cash payments of $86, primarily federal, state, and local tax claims are expected to be paid in the second half of 2009.
Fresh Start Accounting — As required by GAAP, we adopted fresh start accounting effective February 1, 2008 following the guidance of SOP 90-7. The financial statements for the periods ended prior to January 31, 2008 do not include the effect of any changes in our capital structure or changes in the fair value of assets and liabilities as a result of fresh start accounting.
     The timing of the availability of funds for our post-reorganization financing resulted in a January 31, 2008 consummation of the Plan. We selected February 1, 2008 for adoption of fresh start accounting. In accordance with SOP 90-7, the results of operations of Dana for January 2008 include charges of $21 incurred during the month of January plus one-time reorganization costs incurred at emergence of $104 offset by a pre-emergence gain of $27 resulting from the discharge of liabilities under the Plan. In addition, we recorded a credit to earnings of $1,009 ($831 after tax) resulting from the aggregate changes to the net carrying value of our pre-emergence assets and liabilities to record their fair values under fresh start accounting.

     SOP 90-7 provides, among other things, for a determination of the value to be assigned to the equity of the emerging company as of a date selected for financial reporting purposes. Dana’s compromise total enterprise value is $3,563. This value represents the amount of resources available for the satisfaction of post-petition liabilities and allowed claims, as negotiated between the Debtors and their creditors. This value, along with other terms of the Plan, was determined after extensive arms-length negotiations with the claimholders. Dana developed its view of what the value should be based upon expected future cash flows of the business after emergence from Chapter 11, discounted at rates reflecting perceived business and financial risks (the discounted cash flows or DCF). This valuation and a valuation using market value multiples for peer companies were blended to arrive at the compromise valuation. This value is the enterprise value of the entity and, after adjusting for certain liabilities and debt as explained below and summarized in explanatory note (5) to the reorganized consolidated balance sheet, is intended to approximate the amount a willing buyer would pay for the assets and liabilities of Dana immediately after restructuring.
     The basis for the DCF was the projections published in the Plan. These five-year estimates included projected changes associated with our reorganization initiatives, anticipated changes in general market conditions, including variations in market regions and known new business gains and losses, as well as other factors considered by Dana management. We completed the DCF analysis by operating segment in late 2007 using discount rates ranging from 10.5% to 11.5% based on a capital asset pricing model which utilized weighted-average cost of capital relative to certain automotive and heavy vehicle reference group companies. The estimated enterprise value and the resulting equity value were highly dependent on the achievement of the future financial results contemplated in the projections that were published in the Plan. The estimates and assumptions made in our valuation were inherently subject to significant uncertainties, many of which are beyond our control, and there was no assurance that these results could be achieved. The primary assumptions for which there is a reasonable possibility of the occurrence of a variation that would have significantly affected the measurement value included the revenue assumptions, anticipated levels of commodity costs, achievement of the cost reductions outlined in our 2007 Form 10-K, the discount rate utilized, expected foreign exchange rates, the demand for pickup trucks and SUVs and the overall strength of the U.S. automotive markets. The primary assumptions for conditions expected to be different from conditions in late 2007 were stronger light vehicle and off-highway markets outside North America and a peak in demand for Class 8 trucks in North America in 2009 related to stricter U.S. emission standards that become effective in 2010.
     Based on conditions in the automotive industry and general economic conditions, we used the low end of the range of valuations to determine the enterprise reorganization value.
     For the DCF portion of the valuation, we utilized the average of two DCF methodologies to derive the enterprise value of Dana:
•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) Multiple Method — The sum of the present values of the unlevered free cash flows was added to the present value of the terminal value of Dana, computed using EBITDA exit multiples by segment ranging from 3.8 to 9.0 based in part on the range of multiples calculated in using a comparable public company methodology, to arrive at an implied enterprise value for Dana’s operating assets (excluding cash).

•	Perpetuity Growth Method — The sum of the present values of the unlevered free cash flows was added to the present value of the terminal value of Dana, which was computed using the perpetuity growth method based in part on industry growth prospects and our business plans, to arrive at an implied enterprise value for Dana’s operating assets (excluding cash).

     We also utilized a comparable companies methodology which identified a group of publicly traded companies whose businesses and operating characteristics were similar to those of Dana as a whole, or similar to significant portions of Dana’s operations, and evaluated various operating metrics, growth characteristics and valuation multiples for equity and net debt for each of the companies in the group. We then developed a range of valuation multiples to apply to our projections to derive a range of implied enterprise values for Dana. The multiples ranged from 3.8 to 9.0 depending on the comparable company.
     The final valuation range was an average of the DCF valuation ranges and the comparable company multiples range. This amount was also adjusted for the fair value of unconsolidated subsidiaries, the residual value of DCC’s assets, the fair value of our net operating losses and a note receivable obtained in connection with a divestiture in 2004.
     Under fresh start accounting, this compromise total enterprise value was adjusted for Dana’s available cash and was allocated to our assets based on their respective fair values in conformity with the purchase method of accounting for business combinations in SFAS 141. Available cash was determined by adjusting actual cash at emergence for emergence-related cash activity expected to occur after January 31, 2008. The valuations required to determine the fair value of certain of Dana’s assets as presented below represent the results of valuation procedures we performed. The enterprise reorganization value, after adjustments for available cash, is reduced by debt, noncontrolling interests and preferred stock with the remainder representing the value to common shareholders.
     The significant assumptions related to the valuations of our assets in connection with fresh start accounting included the following:
Inventory — The value of inventory for fresh start accounting was based on the following:
•	The fair value of finished goods was calculated as the estimated selling price of the finished goods on hand, less the costs to dispose of that inventory (i.e., selling costs) and a reasonable profit margin for the selling effort.

•	The fair value of work in process was calculated as the selling price less the sum of costs to complete the manufacturing process, selling costs and a reasonable profit on the remaining manufacturing effort and the selling effort based on profits for similar finished goods.

•	The fair value of raw material inventory was its current replacement cost.

Fixed Assets — Except for specific fixed assets identified as held for sale, which were valued at their estimated net realizable value, fixed assets were valued at fair value. In establishing fair value, three approaches were utilized to ensure that all market conditions were considered:
•	The market or comparison sales approach uses recent sales or offerings of similar assets currently on the market to arrive at a probable selling price. In applying this method, aligning adjustments were made to reconcile differences between the comparable sale and the appraised asset.

•	The cost approach considers the amount required to construct or purchase a new asset of equal utility, then adjusts the value in consideration of all forms of depreciation as of the appraisal date as described below:

•	Physical deterioration — the loss in value or usefulness attributable solely to physical causes such as wear and tear and exposure to the elements.

•	Functional obsolescence — a loss in value due to factors inherent in the property itself and due to changes in design or process resulting in inadequacy, overcapacity, excess construction, lack of functional utility or excess operation costs.

•	Economic obsolescence — loss in value by unfavorable external conditions such as economics of the industry, loss of material and labor sources or change in ordinances.

•	The income approach considers value in relation to the present worth of future benefits derived from ownership and is usually measured through the capitalization of a specific level of income.
     Useful lives were assigned to applicable appraised assets based on estimates of economic future usefulness in consideration of all forms of depreciation.
Intangible Assets — The financial information used to determine the fair value of intangible assets was consistent with the information used in estimating the enterprise value of Dana. Following is a summary of each category considered in the valuation of intangible assets:
•	Core technology — An income approach, the relief from royalty method, was used to value developed technology at $99 as of January 31, 2008. Significant assumptions included development of the forecasted revenue streams for each technology category by geographic region, estimated royalty rates for each technology category, applicable tax rates by geographic region and appropriate discount rates which considered variations among markets and geographic regions.

•	Trademarks and trade names — Four trade names/trademarks were identified as intangible assets: Dana® , Spicer® , Victor-Reinz® and Long®. An income approach, the relief from royalty method, was used to value trademarks and trade names at $90 as of January 31, 2008. Significant assumptions included the useful life, the forecasted revenue streams for each trade name/trademark by geographic region, estimated applicable royalty rate for each technology category, applicable tax rates by geographic region and appropriate discount rates. For those indefinite-lived trade names/trademarks (Dana® and Spicer® ), terminal growth rates were also estimated.

•	Customer contracts and related relationships — Customer contracts and related relationships were valued by operating segment utilizing an income approach, the multi-period excess earnings method, which resulted in a valuation of $491. Significant assumptions included the forecasted revenue streams by customer by geographic region, the estimated contract renewal probability for each operating segment, estimated profit margins by customer by region, estimated charges for contributory assets for each customer (fixed assets, net working capital, assembled workforce, trade names/trademarks and developed technology), estimated tax rates by geographic region and appropriate discount rates.
     The adjustments presented below were made to our January 31, 2008 balance sheet. The balance sheet reorganization and fresh start adjustments presented below summarize the impact of the adoption of the Plan and the fresh start accounting entries as of the Effective Date.
DANA HOLDING CORPORATION
REORGANIZED CONSOLIDATED BALANCE SHEET

	January 31, 2008
	Prior	Reorganization		Fresh Start
	Dana	Adjustments	(1)	Adjustments		Dana
Assets
Current assets
Cash and cash equivalents	$1,199	$948	(2)	$—		$2,147
Accounts receivable
Trade, less allowance for doubtful accounts	1,255			1	(6)	1,256
Other	316			(1)	(6)	315
Inventories	843			169	(6)	1,012
Other current assets	127			(32)	(6)	95

Total current assets	3,740	948		137		4,825

Goodwill	352			(50)	(6)	302	(5)

Intangibles	1			679	(6)	680

Investments and other assets	294	40	(2)	(35)	(6)
		(18)	(3)	(35)	(7)

	294	22		(70)		246

Investments in affiliates	172			9	(6)	181
Property, plant and equipment, net	1,763			278	(6)	2,041

Total assets	$6,322	$970		$983		$8,275

	January 31, 2008
	Prior	Reorganization			Fresh Start
	Dana	Adjustments	(1)		Adjustments		Dana
Liabilities and Stockholders’ equity (deficit)
Current liabilities
Notes payable, including current portion of long-term debt	$177	$(49)	(2)				$—
		15	(2)

	177	(34)					143

Debtor-in-possession financing	900	(900)	(2)
Accounts payable	1,094						1,094
Accrued payroll and employee benefits	267				1	(6)	268
Taxes on income including current deferred	132						132
Other accrued liabilities (including VEBA paid on February 1)	436	815	(3)		21	(6)
		86	(3)
		(15)	(2)

	436	886			21		1,343	(2)

Total current liabilities	3,006	(48)			22		2,980

Liabilities subject to compromise	3,382	(3,327)	(3)
		(55)	(2)

	3,382	(3,382)

Deferred employee benefits and other non-current liabilities	650				(29)	(6)
					105	(7)
					178	(6)

	650				254		904

Long-term debt	19						19
Term loan facility		1,221	(2)				1,221

Total liabilities	7,057	(2,209)			276		5,124

Parent company stockholder’s equity
Series A preferred stock		242	(2)				242
Series B preferred stock		529	(2)				529
Common stock — successor		1	(3	)(5)			1
Additional paid-in capital — successor		2,267	(3	)(5)			2,267
Common stock — predecessor	150	(150)	(4)
Additional paid-in capital — predecessor	202	(202)	(4)

Accumulated deficit	(515)	27	(3)		831	(6)
		(104)	(3)		(591)	(8)
		352	(4)

	(515)	275			240

Accumulated other comprehensive loss	(668)	278	(3)		591	(8)
		(61)	(3)		(140)	(7)

	(668)	217			451

Total Dana stockholders’ equity (deficit)	(831)	3,179			691		3,039

Noncontrolling interests	96				16	(6)	112

Total equity (deficit)	(735)	3,179			707		3,151

Total liabilities and equity	$6,322	$970			$983		$8,275

Explanatory Notes

(1)	Represents amounts recorded on the Effective Date for the implementation of the Plan, including the settlement of liabilities subject to compromise and related payments, the issuance of new debt and repayment of old debt, distributions of cash and new shares of common and preferred stock, and the cancellation of Prior Dana common stock.

(2)	Cash proceeds at emergence (net of cash payments):

Amount borrowed under the Exit Facility	$1,350
Original issue discount (OID)	(114)

Exit Facility, net of OID ($15 current, $1,221 to long-term debt)	1,236
Less: deferred issuance fees	(40)

Exit Facility net proceeds	1,196
Preferred stock issuance, net of fees and expenses — Series A	242
Preferred stock issuance, net of fees and expenses — Series B	529
Repayment of DIP lending facility	(900)
Non-union retiree VEBA obligation payment	(55)
Fees paid at emergence (including $10 previously accrued)	(15)
Payment to DCC bondholders	(49)

Net cash	$948

     This entry records our exit financing, the issuance of new Series A and Series B Preferred Stock and the payment of certain bankruptcy obligations on January 31, 2008. An additional $80 of the term loan portion of the Exit Facility was borrowed by Dana on February 1, 2008 and is not included in the January balance sheet above. Debt issuance costs of $40 are recorded in Investments and other assets and original issue discount (OID) of $114 is presented net with the debt balance. Both of these are deferred and amortized over the term of the facility. The $790 of preferred stock is recorded at the net proceeds of $771.

(3)	Retirement of liabilities subject to compromise (LSTC):

Liabilities subject to compromise	$3,382
APBO reduction charged to LSTC and credited to Accumulated other comprehensive loss (See Note 15 to the consolidated financial statements)	(278)
Non-union retiree VEBA obligation payment	(55)
New common stock and paid-in capital issued to satisfy allowed and disputed claims	(2,268)
Claims to be satisfied in cash transferred to Other accrued liabilities at January 31, 2008 (includes $733 union VEBA obligation paid on February 1)	(815)
Prior service credits recognized (See Note 15 to the consolidated financial statements)	61

Gain on settlement of liabilities subject to compromise	$27

Deferred tax assets not realizable due to emergence	$(18)
Reorganization costs accrued at emergence (includes $47 of emergence bonuses)	(86)

Total reorganization costs incurred at emergence (See Note 3 to the consolidated financial statements)	$(104)

     This entry records reorganization costs of $104 incurred as a result of emergence and a gain of $27 on extinguishment of the obligations pursuant to implementation of the Plan.
     Other accrued liabilities include a $733 liability to the union VEBAs. On February 1, 2008, Dana paid this obligation and borrowed the remaining $80 of the term loan commitment in (2) above. Payments after January 31, under the terms of the Plan, were expected to include approximately $212 of administrative claims, priority tax claims and other classes of allowed claims, and were also included in other accrued liabilities of Dana at January 31, 2008.

(4)	Closes Prior Dana capital stock and paid-in capital to accumulated deficit.

(5)	Reconciliation of enterprise value to the reorganization value of Dana assets, determination of goodwill and allocation of compromise enterprise value to common stockholders:

Compromise total enterprise value	$3,563
Plus: cash and cash equivalents	2,147
Less: adjustments to cash assumptions used in valuation and emergence related	(1,129)
Plus: liabilities (excluding debt and liability for emergence bonuses)	3,694

Reorganization value of Dana assets	8,275
Fair value of Dana assets (excluding goodwill)	7,973

Reorganization value of Dana assets in excess of fair value (goodwill)	$302

Reorganization value of Dana assets	$8,275
Less: liabilities (excluding debt and the liability for emergence bonuses)	(3,694)
Less: debt	(1,383)
Less: noncontrolling interests	(112)
Less: preferred stock (net of issuance costs)	(771)
Less: liability for emergence bonus shares not issued at January 31, 2008	(47)

New common stock ($1) and paid-in capital ($2,267)	$2,268

Shares outstanding at January 31, 2008	97,971,791
Per share value	$23.15
     The per share value of $23.15 was utilized to record the shares issued for allowed claims, the shares issued for the disputed claims reserve and the liability for shares issued to employees subsequent to January 31, 2008 as emergence bonuses. The $1,129 in the caption “Adjustments to cash assumptions used in valuation and emergence-related cash payments” in the table above represents adjustments to cash on hand for the then estimated amounts expected to be paid for bankruptcy claims and fees after emergence of $962 (VEBA payments of $733, remaining administrative claims, priority tax claims, settlement pool claims and other classes of allowed claims of $212 and settlements (cures) for contract rejections of $17). In addition, consistent with assumptions made in the valuation of enterprise value, available cash was reduced by $56 for DCC settlements and $111 for cash deposits which support letters of credit, a number of self-insured programs and lease obligations, all of which were deemed to be unavailable to Dana.
     The following table summarizes the allocation of fair values of the assets and liabilities at emergence as shown in the reorganized consolidated balance sheet as of January 31, 2008:

Cash	$2,147
Current Assets	2,678
Goodwill	302
Intangibles	680
Investments and other assets	246
Investments in affiliates	181
Property, plant and equipment, net	2,041

Total assets	8,275
Less current liabilities (including notes payable and current portion of long-term debt)	(3,016)
Less long-term debt	(1,240)
Less long-term liabilities and noncontrolling interests	(980)

Net assets acquired	$3,039

(6)	This entry records the adjustments for fresh start accounting including the write-up of inventory and the adjustment of property, plant and equipment to its appraised value. Fresh start adjustments for intangible assets are also included and are based on valuations discussed above. The adjustments required to report assets and liabilities at fair value under fresh start accounting resulted in a pre-tax adjustment of $1,009, which was reported as fresh start accounting adjustments in the consolidated statement of operations for January 2008. Income tax expense for January included $178 of tax expense related to these adjustments, reducing to $831 the impact of fair value adjustments on net income for the month and on the accumulated deficit at January 31, 2008.

The $29 reduction in deferred employee benefits and other non-current liabilities resulted from adjustments to the asbestos liability, discounting of workers’ compensation liabilities and reductions in certain tax liabilities.

The fresh start adjustment to other accrued liabilities included realignment-related exit costs of $32 consisting of $10 of projected maintenance, security and taxes on assets held for sale, $9 of costs to be incurred in preparing these assets for sale and $13 of obligations under lease contracts related to facilities and equipment that were in use at January 31, 2008 but will cease operations in 2008 as part of restructuring plans approved prior to Dana’s emergence from bankruptcy. Charges to liability accounts, primarily to write off deferred revenue, reduced the total fresh start adjustment to other accrued liabilities to $21.

(7)	Charge to accumulated other comprehensive loss for the remeasurement of retained employee benefit plans. See Note 15 to the consolidated financial statements.

Reduction of pension plan net assets	$(35)
Increase in deferred employee benefits and other non-current liabilities	(105)

Charge to accumulated other comprehensive loss	$(140)

(8)	Adjusts accumulated other comprehensive loss to zero.
Note 3. Reorganization Proceedings
     The Bankruptcy Cases were jointly administered, and the Debtors managed their businesses as debtors in possession subject to the supervision of the Bankruptcy Court. We continued normal business operations during the bankruptcy process and emerged from bankruptcy on January 31, 2008. See Note 2 for an explanation of the distributions under the Plan. Except as specifically provided in the Plan, the distributions under the Plan were in complete satisfaction, discharge and release of all claims and third-party ownership interests in the Debtors arising on or before the Effective Date, including any interest accrued on such claims from and after the Filing Date.
Liabilities Subject to Compromise
     As required by SOP 90-7, liabilities that were being addressed through the bankruptcy process (i.e., general unsecured nonpriority claims) were reported as Liabilities subject to compromise and adjusted to the allowed claim amount as determined through the bankruptcy process, or to the estimated claim amount if determined to be probable and estimable in accordance with generally accepted accounting principles. Certain of these claims were resolved and satisfied on or before our emergence on January 31, 2008, while others have been or will be resolved subsequent to emergence. Although the allowed amount of certain disputed claims has not yet been determined, our liability associated with these disputed claims was discharged upon our emergence. Except for certain specific priority claims (see below), most of the allowed unsecured nonpriority claims in Class 5B are being satisfied by distributions from the previously funded reserve holding shares of Dana common stock. Therefore, the future resolution of these disputed claims will not have an impact on our post-emergence results of operations or financial condition. To the extent that disputed and unliquidated claims are settled for less than current estimates, additional distributions will be made to holders of allowed unsecured nonpriority claims.

     Liabilities subject to compromise in the consolidated balance sheet included those of our discontinued operations and consisted of the following at December 31, 2007:

2007
Accounts payable	$285
Pension and other postretirement obligations	1,034
Debt (including accrued interest of $39)	1,621
Other	571

Consolidated liabilities subject to compromise	3,511
Payables to non-Debtor subsidiaries	402

Debtor liabilities subject to compromise	$3,913

     On the Effective Date, the Plan required that certain liabilities previously reported as liabilities subject to compromise be retained by Dana. Accordingly, at December 31, 2007, we reclassified approximately $213 of liabilities, including $145 of asbestos liabilities, $27 of pension liabilities and $41 of other liabilities from liabilities subject to compromise to current or long-term liabilities of Dana. Liabilities subject to compromise declined further, by $128, in January 2008 as a result of the retention of additional liabilities including $111 of priority tax claim liabilities, $9 of other tax liabilities and $8 of other liabilities. The remaining liabilities subject to compromise were discharged at January 31, 2008 under the terms of the Plan.
Reorganization Items
     Professional advisory fees and other costs directly associated with our reorganization are reported separately as reorganization items pursuant to SOP 90-7. Post-emergence professional fees relate to claim settlements, plan implementation and other transition costs attributable to the reorganization. Reorganization items of Prior Dana include provisions and adjustments to record the carrying value of certain pre-petition liabilities at their estimated allowable claim amounts, as well as the costs incurred by non-Debtor companies as a result of the Debtors’ bankruptcy proceedings.
     The reorganization items in the consolidated statement of operations consisted of the following items:

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended
			Year Ended
	December 31,	January 31,	December 31,
	2008	2008	2007	2006
Professional fees	$19	$27	$131	$124
Contract rejections and claim settlements prior to emergence			134	8
Employee emergence bonus		47
Foreign tax costs due to reorganization		33
Other	6	19	25	17
Interest income		(1)	(15)	(6)

Total reorganization items	25	125	275	143
Gain on settlement of liabilities subject to compromise	(1)	(27)

Reorganization items, net	$24	$98	$275	$143

     Reorganization items for the one month ended January 31, 2008 include costs incurred during the month and items recorded at emergence from bankruptcy on January 31, 2008.

	January 2008 Reorganization Items
	Prior Dana	Reorganization	Total
	January 1 to	Costs	January 1
	January 31	Incurred	through
	Reorganization	Upon	January 31,
	Costs	Emergence	2008
Professional fees	$22	$5	$27
Employee emergence bonus		47	47
Foreign tax costs due to reorganization		33	33
Other		19	19
Interest income	(1)		(1)

Total reorganization items	21	104	125
Gain on settlement of liabilities subject to compromise		(27)	(27)

Total Prior Dana reorganization items	$21	$77	$98

     The gain on settlement of liabilities subject to compromise results from the satisfaction of these liabilities at emergence through issuance of Dana common stock or cash payments, as described in Note 2. We incurred professional fees of $22 during January 2008 and we incurred additional reorganization expenses of approximately $104 upon emergence from bankruptcy on January 31, 2008. Included in the reorganization cost incurred upon emergence is an accrual of $47 for stock bonuses for certain union and non-union employees. Other one-time expenses associated with emergence included transfer taxes and other tax charges to effectuate the emergence and new legal organization, success fee obligations to certain professional advisors and other parties contributing to the bankruptcy reorganization and other costs relating directly to emergence.

Debtor in Possession Financial Information
     In accordance with SOP 90-7, aggregate financial information of the Debtors is presented below for the years ended December 31, 2007 and 2006. Intercompany balances between Debtors and non-Debtors are not eliminated. The investment in non-Debtor subsidiaries is accounted for on an equity basis and, accordingly, the net loss reported in the debtor-in-possession statement of operations is equal to the consolidated net loss.
DANA CORPORATION
DEBTOR IN POSSESSION
STATEMENT OF OPERATIONS
(Non-Debtor entities, principally non-U.S. subsidiaries, reported as equity earnings)

	Year Ended December 31,
	2007	2006
Net sales
Customers	$3,975	$4,180
Non-Debtor subsidiaries	254	250

Total	4,229	4,430
Costs and expenses
Cost of sales	4,243	4,531
Selling, general and administrative expenses	226	270
Realignment and impairment	102	56
Other income, net	227	174

Loss from continuing operations before interest, reorganization items and income taxes	(115)	(253)
Interest expense (contractual interest of $180 and $162 for the years ended December 31, 2007 and 2006)	72	73
Reorganization items, net	265	117

Loss from continuing operations before income taxes	(452)	(443)
Income tax benefit (expense)	55	(56)
Equity in earnings of affiliates	3	5

Loss from continuing operations	(394)	(494)
Loss from discontinued operations	(186)	(72)
Equity in earnings (loss) of non-Debtor subsidiaries	27	(173)

Net loss	(553)	(739)
Less: Net income attributable to noncontrolling interests	2

Net loss available to common stockholders	$(551)	$(739)

DANA CORPORATION
DEBTOR IN POSSESSION
BALANCE SHEET
(Non-Debtor entities, principally non-U.S. subsidiaries, reported as equity investments)

December 31,
2007
Assets
Current assets
Cash and cash equivalents	$510
Accounts receivable
Trade, less allowance for doubtful accounts of $20 in 2007 and $23 in 2006	414
Other	97
Inventories	273
Other current assets	34

Total current assets	1,328
Investments and other assets	432
Investments in equity affiliates	131
Investments in non-Debtor subsidiaries	2,220
Property, plant and equipment, net	821

Total assets	$4,932

Liabilities and shareholders’ deficit
Current liabilities
Debtor-in-possession financing	$900
Accounts payable	331
Other accrued liabilities	292

Total current liabilities	1,523

Liabilities subject to compromise	3,913
Other non-current liabilities	278
Commitments and contingencies (Note 19)

Total liabilities	5,714

Parent company stockholders’ deficit	(782)

Total deficit	(782)

Total liabilities and shareholders’ deficit	$4,932

DANA CORPORATION
DEBTOR IN POSSESSION
STATEMENT OF CASH FLOWS
(Non-Debtor entities, principally non-U.S. subsidiaries, reported as equity investments)

	Year Ended December 31,
	2007	2006
Operating activities
Net loss	$(553)	$(739)
Depreciation and amortization	136	127
Loss on sale of assets	105
Deferred income taxes	(106)	56
Impairment and divestiture-related charges	94	18
Reorganization items, net of payments	154	26
Equity in losses of non-Debtor subsidiaries, net of dividends	49	173
Payment to VEBAs for postretirement benefits	(27)
OPEB payments in excess of expense	(76)
Intercompany settlements	135
Changes in working capital	62	46
Other	120	95

Net cash flows provided by (used for) operating activities	93	(198)

Investing activities
Purchases of property, plant and equipment	(81)	(150)
Proceeds from sale of businesses	42
Other	42	(46)

Net cash flows provided by (used for) investing activities	3	(196)

Financing activities
Proceeds from debtor-in-possession facility	200	700
Payments on long-term debt	(2)	(21)
Net change in short-term debt		(355)

Net cash flows provided by financing activities	198	324

Net increase (decrease) in cash and cash equivalents	294	(70)
Cash and cash equivalents — beginning of period	216	286

Cash and cash equivalents — end of period	$510	$216

Note 4. Divestitures and Acquisitions
Divestitures
     In 2005, the Board of Directors of Prior Dana approved the divestiture of our engine hard parts, fluid products and pump products operations and we have reported these businesses as discontinued operations through the dates of divestiture. The divestiture of these discontinued operations was completed in the first quarter of 2008. These divestitures and others are summarized below.
     In January 2007, we sold our trailer axle business manufacturing assets for $28 in cash and recorded an after-tax gain of $14. In March 2007, we sold our engine hard parts business to MAHLE GmbH (MAHLE) and received cash proceeds of $98. We recorded an after-tax loss of $42 in the first quarter of 2007 in connection with this sale and an after-tax loss of $3 in the second quarter related to a South American operation. During the first quarter of 2008, we recorded an expense of $5 in discontinued operations associated with a post-closing adjustment to reinstate certain retained liabilities of this business.
     In March 2007, we sold our 30% equity interest in GETRAG Getriebe-und Zahnradfabrik Hermann Hagenmeyer GmbH & Cie KG (GETRAG) to our joint venture partner, an affiliate of GETRAG, for $207 in cash. An impairment charge of $58 had been recorded in the fourth quarter of 2006 to adjust this equity investment to fair value and an additional charge of $2 after tax was recorded in the first quarter of 2007 based on the value of the investment at closing.

     In August 2007, we executed an agreement relating to our two remaining joint ventures with GETRAG. These agreements provided for relief from non-compete provisions; the grant of a call option to GETRAG to acquire our ownership interests in the two joint ventures for $75; our payment of GETRAG claims of $11 under certain conditions; the withdrawal of bankruptcy claims of approximately $66 relating to our alleged breach of certain non-compete provisions; the amendment, assumption, rejection and/or termination of certain other agreements between the parties; and the grant of certain mutual releases by us and various other parties. We recorded the $11 claim in liabilities subject to compromise and as an expense in other income, net in the second quarter of 2007 based on the determination that the liability was probable. The $11 liability was reclassified to other current liabilities at December 31, 2007.
     In September 2008, we amended our agreement with GETRAG and reduced the call option purchase price to $60, extended the call option exercise period to September 2009 and eliminated the $11. As a result of these adjustments, we recorded an asset impairment charge of $15 in the third quarter of 2008 in equity in earnings of affiliates.
     In July and August 2007, we completed the sale of our fluid products hose and tubing business to Orhan Holding A.S. and certain of its affiliates. Aggregate cash proceeds of $84 were received from these transactions, and an aggregate after-tax gain of $32 was recorded in the third quarter in connection with the sale of this business. Additional adjustments to this sale were made during the first quarter of 2008, when we recorded an expense of $2 in discontinued operations associated with a post-closing purchase price adjustment and in the third quarter of 2008 when we incurred $1 of settlement costs and related expenses.
     In September 2007, we completed the sale of our coupled fluid products business to Coupled Products Acquisition LLC by having the buyer assume certain liabilities ($18) of the business at closing. We recorded an after-tax loss of $23 in the third quarter in connection with the sale of this business. We completed the sale of a portion of the pump products business in October 2007, generating proceeds of $7 and a nominal after-tax gain which was recorded in the fourth quarter.
     In January 2008, we completed the sale of the remaining assets of the pump products business to Melling Tool Company, generating proceeds of $5 and an after-tax loss of $1 that was recorded in the first quarter of 2008. Additional post-closing purchase price adjustments of $1 were recorded in the second quarter of 2008.
     In the third quarter of 2008, we indicated that we were evaluating a number of strategic options in our non-driveline automotive businesses. We incurred costs of $10 reported in other income, net during 2008 in connection with the evaluation of these strategic options. We are continuing to evaluate strategic options in our Structures segment.
Acquisitions
     In June 2007, our subsidiary Dana Mauritius Limited (Dana Mauritius) purchased 4% of the registered capital of Dongfeng Dana Axle Co., Ltd. (Dongfeng Axle, a commercial vehicle axle manufacturer in China formerly known as Dongfeng Axle Co., Ltd.) from Dongfeng Motor Co., Ltd. (Dongfeng Motor) and certain of its affiliates for $5. Dana Mauritius has agreed, subject to certain conditions, to purchase an additional 46% equity interest in Dongfeng Dana Axle Co., Ltd. by June 2010 for approximately $55.
Note 5. Discontinued Operations
     Since 2005, the results of operations of our engine hard parts, fluid products and pump products businesses have been aggregated and presented as discontinued operations through their respective dates of divestiture. We periodically reduced the underlying net assets of the discontinued operations to their fair value less cost to sell. These valuation adjustments were recorded in the discontinued operations results as impairment charges.
     Additional provisions of $137 were recorded in 2006 to adjust the net assets of the discontinued operations to their revised fair value less cost to sell. Included in the $137 were $75 related to engine hard parts, $44 to fluid routing and $18 to pump products. Tax benefits of these adjustments related primarily to the non-U.S. entities and totaled $21 in 2006.
     The sales of these businesses were substantially completed during 2007 as discussed in Note 4, resulting in an aggregate after-tax loss upon sale of $36 during 2007.

     The results of the discontinued operations were as follows:

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended	Year Ended
	December 31,	January 31,	December 31,
	2008	2008	2007	2006
Sales	$—	$6	$495	$1,220
Cost of sales		6	500	1,172
Selling, general and administrative			26	68
Impairment charges			4	137
Realignment and other (income) expense, net	4	8	57	(15)

Loss before income taxes	(4)	(8)	(92)	(142)
Income tax benefit (expense)		2	(26)	21

Loss from discontinued operations	$(4)	$(6)	$(118)	$(121)

     Realignment and other (income) expense, net for the eleven months ended December 31, 2008 includes post-closing purchase price adjustments of $3 while January 2008 included a pre-tax loss of $1 on the sale of the remaining pump products business and a post-closing adjustment of $5 related to the sale of the engine hard parts business in the prior year.
     During 2007 we recorded pre-tax losses of $16 upon completion of the sales of businesses, charges of $17 for settlement of pension obligations in the U.K. (see Note 15) relating to discontinued operations and $20 for a bankruptcy claim settlement with the purchaser of a previously sold discontinued business.
     The sales and net loss of our discontinued operations consisted of the following:

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended	Year Ended
	December 31,	January 31,	December 31,
	2008	2008	2007	2006
Sales
Engine	$—	$—	$131	$657
Fluid			276	463
Pump		6	88	100

Total Discontinued Operations	$—	$6	$495	$1,220

Net loss
Engine	$(1)	$(4)	$(68)	$(63)
Fluid	(2)	(1)	(6)	(57)
Pump	(1)	(1)	(23)	2
Other			(21)	(3)

Total Discontinued Operations	$(4)	$(6)	$(118)	$(121)

     The assets and liabilities of discontinued operations reported in the consolidated balance sheet at December 31, 2007 consisted of assets of $24, primarily accounts receivable ($13) and inventory ($5), and liabilities of $9, primarily accounts payable of $6. There were no assets or liabilities of discontinued operations as of December 31, 2008. In the consolidated statement of cash flows, the cash flows of discontinued operations have been reported in the respective categories of cash flows, along with those of our continuing operations.

Note 6. Realignment of Operations
     Realignment of our manufacturing operations was an essential component of our bankruptcy reorganization plans. We focused on eliminating excess capacity, closing and consolidating facilities and repositioning operations in lower cost facilities or those with excess capacity and on reducing and realigning overhead costs. In connection with the adoption of fresh start accounting, the facilities expected to be closed in 2008 were treated as closures of acquired facilities in accordance with Emerging Issues Task Force Issue No. 95-3 and we recorded $32 for closure-related obligations.
     In January 2008, we announced the closure of our Barrie, Ontario Commercial Vehicle facility. Realignment expense includes severance and other costs associated with the termination of approximately 160 employees and costs being incurred to transfer the manufacturing operations to certain facilities in Mexico.
     In June 2008, we announced the closure of our LVD foundry in Venezuela. Realignment expense includes severance and other costs associated with the termination of approximately 500 employees and accelerated depreciation of certain manufacturing equipment.
     In addition to charges associated with the closure of the Canadian Commercial Vehicle and Venezuelan LVD operations described above, realignment expense includes costs associated with previously announced actions. These costs include various employee buyout programs, primarily in the LVD businesses in the U.S., and costs being incurred to transfer certain U.S. manufacturing operations to Mexico, primarily in the LVD and Commercial Vehicle businesses.
     In the third quarter of 2008 we entered into an agreement to sell our corporate headquarters. The excess book value is being recognized as accelerated depreciation from the date we entered the agreement through the closing of the sale in February 2009. Under the terms of the agreement, we expect to occupy the property until the fourth quarter of 2009. Headquarters personnel will relocate to other Toledo, Ohio-area facilities.
     In October 2008, we announced the planned closure of our Magog LVD facility in Canada. During the fourth quarter of 2008, we recorded a charge of $3 related to this closure, primarily for the severance of approximately 120 employees.
     To respond to current economic and market challenges, particularly lower production volumes, we have initiated further cost reduction plans and expect additional workforce reductions and plant closures in 2009 and 2010. In 2008, we achieved a global workforce reduction of approximately 6,000 employees of which approximately 5,000 occurred in North America.
     During the fourth quarter of 2008, we also offered a voluntary separation program to our salaried workforce, predominantly in the United States and Canada. As of December 31, 2008, we have recorded a liability of $17, representing severance and related benefit costs for approximately 275 employees who accepted this offer and whose employment was terminated during December 2008. Certain other employees in North America accepted the offer of voluntary separation but the separation has been deferred until a specified date in the first quarter of 2009. An estimated additional charge of $11 for severance and related benefit costs for such employees will be accrued over the period during which the employees are retained. We expect approximately 125 additional employees to be terminated as part of this program on or before March 31, 2009.
     During the fourth quarter of 2008, we also recorded approximately $17 of other severance costs associated with the realignment of our global businesses, $7 of additional costs incurred to transfer certain U.S. and Canadian production to Mexico, primarily in the LVD and Commercial Vehicle businesses, $8 of asset impairment costs and $4 of other costs.

     During 2007, we completed the closure of fifteen facilities and recorded the costs shown below. Included in 2007 realignment charges is $69 relating primarily to the ongoing facility closure activities associated with previously announced manufacturing footprint actions and other restructuring or downsizing actions. The remaining $136 ($8 in the first quarter of 2007 and $128 in the second quarter of 2007) relates to the pension liabilities of our restructured U.K. operations (see Note 15). The pension curtailment charge of $8 was recorded as a realignment charge in the first quarter of 2007 and in April 2007, the U.K. subsidiaries settled their pension plan obligations to the plan participants through a cash payment of $93 and the transfer of a 33% equity interest in our remaining U.K. axle and driveshaft operating businesses to the plans. Concurrent with the cash payment and equity transfer, a pension settlement charge of $145 was recorded in the second quarter of 2007 ($128 as a realignment expense in continuing operations (see above) and $17 expensed in discontinued operations).
     Depending on the details of the restructuring activities, including the nature, type and conditions associated with severance benefits and other exit costs and activities, we accrue for these actions in accordance with the appropriate provisions of SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” SFAS No. 112, “Employers’ Accounting for Postemployment Benefits” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”
     The following table shows the realignment charges and related payments and adjustments, including the amounts accrued in January 2008 under fresh start accounting but exclusive of the U.K. pension charges discussed above, recorded in our continuing operations during 2008, 2007 and 2006.

	Employee	Long-Lived
	Termination	Asset	Exit
	Benefits	Impairment	Costs	Total
Balance at December 31, 2005	$41	$—	$15	$56
Activity during the year
Charged to realignment	78	4	15	97
Adjustments of accruals	(4)		(1)	(5)
Transfer of balances	(20)		(6)	(26)
Non-cash write-off		(4)		(4)
Cash payments	(31)		(13)	(44)

Balance at December 31, 2006	64		10	74
Activity during the year
Charged to realignment	33	18	50	101
Adjustments of accruals	(29)		(3)	(32)
Non-cash write-off		(18)		(18)
Cash payments	(15)		(42)	(57)

Balance at December 31, 2007	53		15	68
Activity during the period
Charged to realignment	7	2	3	12
Fresh start adjustment			32	32
Non-cash write-off		(2)		(2)
Cash payments	(2)		(3)	(5)

Balance at January 31, 2008	58		47	105
Activity during the period
Charged to realignment	77	14	34	125
Adjustments of accruals	(11)			(11)
Non-cash write-off		(14)		(14)
Cash payments	(62)		(66)	(128)
Currency impact	(7)		(5)	(12)

Balance at December 31, 2008	$55	$—	$10	$65

     The transfer of balances in 2006 moves a portion of the accrual from our realignment accruals to the pension liability accruals.
   In addition to the plant closures discussed above, downsizing actions at several locations also resulted in terminations which are included above. At December 31, 2008, $65 of realignment accruals remained in accrued liabilities, including $55 for the reduction of approximately 1,700 employees to be completed over the next two years and $10 for lease terminations and other exit costs. The estimated cash expenditures related to these liabilities are projected to approximate $62 in 2009 and $3 thereafter. In addition to the $65 accrued at December 31, 2008, we estimate that another $40 will be expensed in the future to complete previously announced initiatives.
     The following table provides project-to-date and estimated future expenses for completion of our pending realignment initiatives for our business segments.

	Expense Recognized			Future
	Prior to		Total	Cost to
	2008	2008	to Date	Complete
LVD	$26	$51	$77	$15
Structures	26	11	37	1
Sealing		3	3	1
Off-Highway		3	3
Commercial Vehicles		42	42	14
Other	1	16	17	9

Total continuing operations	$53	$126	$179	$40

     The remaining cost to complete includes estimated non-contractual separation payments, lease continuation costs, equipment transfers and other costs which are required to be recognized as closures are finalized or as incurred during the closure.
Note 7. Inventories
     The components of inventory at December 31 are as follows:

	2008	2007
Raw materials	$408	$331
Work in process and finished goods	507	481

Total	$915	$812

     Our inventory was revalued at emergence from bankruptcy on January 31, 2008 as described in Note 2 and that valuation became the new book basis for accounting purposes. On January 1, 2009, we changed the method of determining the cost of inventories for our U.S. operations from the LIFO basis to the FIFO basis. Our non-U.S. operations were using the average or FIFO cost method. We believe the change is preferable as the FIFO method better reflects the current value of inventories on the consolidated balance sheet, provides greater uniformity across our operations and enhances our comparability with peers.
     This change in accounting method was completed in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.” We have applied the change in accounting method by adjusting the 2008 financial statements for the periods subsequent to our emergence from bankruptcy on January 31, 2008. As a result of applying fresh start accounting, inventory values at January 31, 2008 had been adjusted to their acquired value which resulted in LIFO basis equaling FIFO basis at that date. At December 31, 2008, our FIFO basis exceeded our LIFO basis by $14. The change in accounting from the LIFO to FIFO method in 2008 was recorded as a reduction to cost of sales, resulting in a $14 benefit to operating income from continuing operations for the eleven months ended December 31, 2008. A charge to cost of sales of $34 to amortize the valuation step-up recorded at January 31, 2008 in connection with fresh start accounting was offset by a $48 reversal of other LIFO adjustments that had been recorded in that eleven-month period. There is no net effect on income tax expense due to the valuation allowance on U.S. deferred tax assets.

     The effects of the change on the consolidated statement of operations for the eleven months ended December 31, 2008 are presented in the following table:

	As Reported	Adjustments	As Adjusted
	Eleven Months	to Change	Eleven Months
	Ended	from	Ended
	December 31,	LIFO	December 31,
	2008	to FIFO	2008
Cost of sales	$7,127	$(14)	$7,113
Income (loss) from continuing operations before interest, reorganization items and income taxes	(396)	14	(382)
Income (loss) from continuing operations before income taxes	(563)	14	(549)
Income (loss) from continuing operations	(681)	14	(667)
Net income (loss)	(685)	14	(671)
Net income (loss) attributable to Dana	(691)	14	(677)
Net income (loss) available to common stockholders	(720)	14	(706)

Income (loss) per share from continuing operations attributable to Dana:
Basic	$(7.16)	$0.14	$(7.02)
Diluted	$(7.16)	$0.14	$(7.02)

Net income (loss) per share attributable to Dana:
Basic	$(7.20)	$0.14	$(7.06)
Diluted	$(7.20)	$0.14	$(7.06)
     The impacts of this change on reported balance sheet amounts at December 31, 2008 are as follows:

		Adjustments
	As Reported	to Change	As Adjusted
	December 31,	from LIFO	December 31,
	2008 (LIFO)	to FIFO	2008 (FIFO)
Inventories	$901	$14	$915
Total current assets	2,733	14	2,747
Total assets	5,593	14	5,607
Accumulated deficit	(720)	14	(706)
Total Dana stockholders’ equity	2,014	14	2,028
Total equity	2,121	14	2,135
Total liabilities and equity	5,593	14	5,607

     The impacts of this change on operating cash flow for the eleven months ended December 31, 2008 are presented in the following table:

	As Reported	Adjustments	As Adjusted
	Eleven Months	to Change	Eleven Months
	Ended	from	Ended
	December 31,	LIFO	December 31,
	2008 (LIFO)	to FIFO	2008 (FIFO)
Net income (loss)	$(685)	$14	$(671)
Amortization of inventory valuation	15	34	49
Change in inventories	42	(48)	(6)
Net cash flows used in operating activities	(897)		(897)
Note 8. Supplemental Balance Sheet and Cash Flow Information
     The following items comprise the amounts indicated in the respective balance sheet captions at December 31:

	December 31,
	2008	2007
Other current assets
Prepaid expense	$53	$72
Deferred tax benefits, net		27
Other	5	1

Total	$58	$100

Investments and other assets
Pension assets, net of related obligations	$23	$68
Deferred tax benefits		55
Amounts recoverable from insurers	57	66
Deferred financing costs	55	9
Notes receivable	21	69
Non-current prepaids	7	40
Investment in leveraged leases	6	7
Other	38	34

Total	$207	$348

Property, plant and equipment, net
Land and improvements to land	$263	$121
Buildings and building fixtures	439	688
Machinery and equipment	1,431	3,338

Total	2,133	4,147
Less: Accumulated depreciation	292	2,384

Net	$1,841	$1,763

Deferred employee benefits and other non-current liabilities
Pension obligations, net of related assets	$352	$205
Deferred income tax liability	171	55
Asbestos personal injury liability	105	145
Postretirement other than pension	94	134
Workers compensation	39	45
Warranty reserves	35	32
Other non-current liabilities	49	46

Total	$845	$662

     Supplemental disclosure of cash flow information is as follows:

	Dana	Prior Dana
	Eleven Months	One Month	Year
	Ended	Ended	Ended
	December 31,	January 31,	December 31,
	2008	2008	2007
Cash paid during the period for:
Interest	$94	$11	$51
Income taxes	$89	$2	$106
Non-cash financing activities:
Dividends on preferred stock accrued not paid	$11	$—	$—
Note 9. Long-Lived Assets
     We review long-lived assets in accordance with SFAS 144. With our adoption of fresh start accounting upon emergence, assets were revalued to new carrying values based on our enterprise reorganization value and, in some cases, the appraised values of long-lived assets are higher than their previous net book value. These increased valuations for fresh start accounting purposes subject us to greater risks of future impairment.
     Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation in which the assets are utilized to their carrying amount. If those cash flows are determined to be less than the carrying amount of the assets, the long-lived assets of the operation (excluding goodwill) are written down to fair value if the fair value is lower than the carrying amount. We estimate fair value using a DCF approach blended with a valuation using market value multiples for peer companies as discussed in Note 2.
     Asset impairments often result from significant actions like the discontinuance of customer programs, facility closures or other events which result in the assets being held for sale. When this occurs, the specific assets are adjusted to their fair value less cost to sell or dispose. A number of recent realignment actions have been completed and a few remain in process. Long-lived assets that continue to be used internally are evaluated for impairment, in the aggregate, by business segment given the global nature of the business segment operation, the interdependency of operations within the segment and the ability to reallocate assets within the segment.
     We had evaluated the long-lived assets in certain of our automotive market businesses as of June 30, 2008 and determined that the projected undiscounted future net cash flows were adequate to recover the carrying value of those assets. During the second half of 2008, consumer interest continued to shift from pickups and SUVs — important vehicle platforms for us — to smaller vehicles in which we have less content. Production levels continued to drop causing our earnings outlook for many of our businesses to decline. As a result of these declines, we evaluated the long-lived assets of five of our segments for potential impairment as of September 30, 2008 and again at December 31, 2008. We reviewed the recoverability of the assets by comparing the carrying amount of the assets to the projected undiscounted future net cash flows expected to be generated. These assessments supported the carrying values of the long-lived assets and no impairment of those assets was recorded in the third or fourth quarter of 2008. Market conditions or operational execution impacting any of the key assumptions underlying our estimated cash flows could result in potential future long-lived asset impairment.
     The declines in production and the continuing economic developments in the second half of 2008 also prompted us to assess the carrying value of our goodwill and other intangible assets in certain segments and resulted in impairments of these intangible assets as discussed in Note 10.
   In 2006, DCC adopted a plan to proceed with an accelerated sale of substantially all of its remaining assets. As a result of this action we recognized an asset impairment charge of $176 in 2006.

Note 10. Goodwill and Other Intangible Assets
Goodwill
     During 2008, we determined that the decline in sales volume and deterioration of margins resulting from higher steel costs in our driveshaft business, along with the related impact on projected volumes and cash flows, constituted a triggering event in that reporting unit. As a result, the corresponding goodwill was tested for impairment in the second quarter of 2008. For the June 30, 2008 valuation, we utilized cash projections based on our five-year projections. The projections included estimates of changes in production levels, operational efficiencies resulting from our reorganization initiatives, assumptions of commodity costs and assumptions regarding pricing improvements. We utilized a discount rate of 10.3% for the DCF analysis and an EBITDA multiple of 4.8 based on comparable companies in similar markets. The final valuation was an average of the two methodologies. The updated fair value of the reporting unit did not support the full amount of the recorded goodwill at June 30 and, accordingly, our results of operations for the second quarter of 2008 included a goodwill impairment charge of $75 to reduce the goodwill recorded in the driveshaft reporting unit.
     Fuel and steel costs began to fall in the latter half of the third quarter, but declines in consumer confidence and economic conditions in general triggered a tightening of credit, causing sales in all of our markets to decline further and the forecast for our driveshaft reporting unit to be revised again. As a result of this triggering event, the goodwill in our driveshaft reporting unit was tested for impairment at the end of the third quarter of 2008. For the September 30, 2008 valuation, we utilized cash projections based on updated five-year projections. The projections included estimates of changes in production levels, operational efficiencies resulting from our reorganization initiatives, revised assumptions of commodity costs and updated assumptions regarding pricing improvements. We utilized a discount rate of 10.6% for the DCF analysis and an EBITDA multiple of 3.7 based on comparable companies in similar markets. The final valuation was an average of the two methodologies. The updated fair value of the driveshaft reporting unit did not support any goodwill at September 30, 2008 and, accordingly, we recorded an impairment charge of $105 in the third quarter of 2008 to eliminate the remaining goodwill in the driveshaft reporting unit.
     Under the segment structure in place in 2008, the driveshaft reporting unit comprised the Driveshaft reporting segment. As part of the modification of our reporting segment structure in the first quarter of 2009, we have allocated the goodwill associated with the former Driveshaft segment to the Light Vehicle Driveline and Commercial Vehicle segments based on the relative fair values of the underlying operations. The impairment charges identified herein have been allocated to those segments accordingly.
     We evaluated goodwill at October 31, 2008. Based on market conditions in the Off-Highway segment that had deteriorated slightly and, based on a decline in our projections, we updated the valuation of the goodwill for this segment at December 31, 2008. We utilized a discount rate of 14.6% for the DCF analysis and an EBITDA multiple of 4.4 based on comparable companies in similar markets. The final valuation was an average of the two methodologies. Our assessment at December 31, 2008 supported the remaining amount of goodwill carried by this segment. Market conditions or operational execution impacting any of the key assumptions underlying our estimated cash flows could result in potential future goodwill impairment.
   We evaluated our Thermal business goodwill for impairment at December 31, 2007 due to significant margin erosion resulting from the higher costs of commodities, especially aluminum. We used its internal plan developed in connection with our reorganization activities and the appraisal information obtained in connection with the anticipated application of fresh start accounting upon emergence from bankruptcy. We also considered comparable market transactions and the appeal of this business to other strategic buyers in assessing the fair value of the business. As a result of this annual assessment, we determined that the $89 of remaining goodwill was impaired. This amount is reported as impairment of goodwill in continuing operations in the consolidated statement of operations.

     Changes in goodwill during 2008 and 2007 by segment were as follows:

		Fresh	Impairment	Effect of
	Beginning	Start	of	Currency	Ending
	Balance	Adjustments	Goodwill	and Other	Balance
2008
LVD	$59	$1	$(57)	$(3)	$—
Sealing	26	(26)
Thermal	31	(31)
Commercial Vehicle	114	1	(112)	(3)
Off-Highway	119	5		(16)	108

Total	$349	$(50)	$(169)	$(22)	$108

2007
LVD	$54	$—	$—	$5	$59
Sealing	24			2	26
Thermal	119		(89)	1	31
Commercial Vehicle	104			10	114
Off-Highway	115			4	119

Total	$416	$—	$(89)	$22	$349

     Subsequent to January 31, 2008, we adjusted income tax accounts for items that occurred prior to our emergence from bankruptcy. In accordance with SFAS 109, we offset these changes by adjusting goodwill. The total adjustment of $22 resulted in a net decrease in the Off-Highway goodwill of $13. Adjustments in the fourth quarter of 2008 resulted in a reduction of $11 of goodwill in the driveshaft reporting unit. Since goodwill in the driveshaft reporting unit was fully impaired in the third quarter of 2008, the $11 was treated as a reduction of the goodwill impairment charges in LVD and Commercial Vehicle.
Other Intangible Assets
          In connection with the adoption of fresh start accounting, certain intangible assets including core technology, trademarks and trade names and customer relationships were recorded at their estimated fair value on January 31, 2008. Core technology includes the proprietary know-how and expertise that is inherent in our products and manufacturing processes. Trademarks and trade names include our trade names related to product lines and the related trademarks including Dana ® , Spicer ® and others. Customer relationships include the established relationships with our customers and the related ability of these customers to continue to generate future recurring revenue and income.
     Due to the triggering economic events in our driveshaft business noted above, we performed impairment testing on its non-amortizable intangible assets as of June 30, 2008 and based on market declines and revised forecasts we determined that the intangibles in several additional segments should be reviewed at September 30, 2008 using the intangible asset valuation methodologies described in Note 2. We determined that the fair value of these intangible assets had declined in the driveshaft business in the second quarter of 2008 resulting in asset impairment charge of $7. In the third quarter of 2008, the fair value calculations for a trademark in our commercial vehicle business identified an impairment of $3. In the fourth quarter we reviewed valuations as of October 31, and updated those valuations as of December 31, 2008. These valuations resulted in impairments of $1 in the driveshaft business and $3 in the off-highway business in the fourth quarter of 2008.

     The following table summarizes the components of other intangible assets at December 31, 2008:

	Weighted
	Average	Gross		Net
	Useful Life	Carrying	Accumulated	Carrying
	(years)	Amount	Amortization	Amount
Amortizable intangible assets
Core technology	7	$97	$(14)	$83
Trademarks and trade names	17	3		3
Customer relationships	8	476	(65)	411
Non-amortizable intangible assets
Trademarks and trade names		72		72

		$648	$(79)	$569

     Amortizable intangible assets at December 31, 2007, primarily trademarks, were less than $1.
     The net carrying amounts of intangible assets attributable to each of our operating segments at December 31, 2008 were as follows: LVD — $209; Sealing — $44; Thermal — $19; Structures — $54; Commercial Vehicle — $53; and Off-Highway — $190.
     Amortization expense related to intangible assets was $80 in 2008. Amortization of core technology of $14 was charged to cost of sales and $66 of amortization of trademarks and trade names and customer relationships was charged to amortization of intangibles.
     Estimated aggregate pre-tax amortization expense related to intangible assets for each of the next five years is as follows: 2009, $86; 2010, $86; 2011, $85; 2012, $85 and 2013, $84. Actual amounts may differ from these estimates due to such factors as currency translation, customer turnover, impairments, additional intangible asset acquisitions and other events.
Note 11. Investments in Affiliates
Leasing and Financing Affiliates
     DCC had investments in equity affiliates engaged in leasing and financing activities at December 31, 2008 totaling less than $1. For 2008, DCC’s share of equity earnings of partnerships was less than $1. Summarized combined financial information of all of DCC’s equity affiliates engaged in lease financing activities follows:

	2007	2006
Statement of Operations Information:
Lease finance and other revenue	$58	$64
Net income	25	27
DCC’s share of net income	$10	$14
Financial Position Information:
Lease financing and other assets	$85	$182
Total liabilities	18	38
Net worth	67	144
DCC’s share of net worth	$6	$115
Dongfeng Joint Venture
In March 2007, Dana Mauritius, our wholly owned subsidiary, entered into an amended Sale and Purchase Agreement with Dongfeng Motor and certain of its affiliates. The agreement provides for Dana Mauritius to purchase a 50% equity interest in Dongfeng Axle in two stages. Dana Mauritius purchased a 4% equity interest in Dongfeng Axle during 2007 for approximately $5 and will purchase the remaining 46% equity interest for approximately $55 (subject to certain adjustments) by June 2010. The ancillary agreements were also amended to reflect the revised share purchase arrangement.

Note 12. Capital Stock
Series A and Series B Preferred Stock
Issuance — Pursuant to the Plan, we issued 2.5 million shares of our Series A Preferred and 5.4 million shares of our Series B Preferred on the Effective Date. The Series A Preferred was sold to Centerbridge Partners, L.P. and certain of its affiliates (Centerbridge) for $250, less a commitment fee of $3 and expense reimbursement of $5, resulting in net proceeds of $242. The Series B Preferred was sold to certain qualified investors (as described in the Plan) for $540, less a commitment fee of $11, resulting in net proceeds of $529.
Conversion Rights — In accordance with the terms of the preferred stock, all of the shares of preferred stock are, at the holder’s option, convertible into a number of fully paid and non-assessable shares of common stock at $13.19. This price is subject to certain adjustments as set forth in the Restated Certificate of Incorporation.
     Shares of Series A Preferred having an aggregate liquidation preference of not more than $125 and the Series B Preferred is convertible at any time at the option of the applicable holder after July 31, 2008. The remaining shares of Series A Preferred are convertible after January 31, 2011. In addition, we will be able to cause the conversion of all, but not less than all, of the preferred stock, if the per share closing price of the common stock exceeds $22.24 for at least 20 consecutive trading days beginning on or after January 31, 2013. This price is subject to adjustment under certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions and certain issuances of common stock or common stock derivatives.
     In connection with the issuance of the preferred stock, we entered into certain Registration Rights Agreements and a Shareholders Agreement. The Registration Rights Agreements provide registration rights for the shares of our preferred stock and certain other of our equity securities. On the Effective Date, we also entered into a Shareholders Agreement with Centerbridge containing certain preemptive rights related to approval of Board members and approvals of significant transactions as well as restrictions related to Centerbridge’s ability to acquire additional share of our common stock.
     Centerbridge is limited for ten years from the Effective Date in its ability to acquire additional shares of our common stock, par value $0.01 per share, if it would own more than 30% of the voting power of our equity securities after such acquisition, or to take other actions to control us after the Effective Date without the consent of a majority of our Board of Directors (excluding directors elected by the holders of Series A Preferred or nominated by the Series A Nominating Committee for election by the holders of common stock), including publicly proposing, announcing or otherwise disclosing an intent to propose, or entering into an agreement with any person for, (i) any form of business combination, acquisition or other transaction relating to Dana or any of its subsidiaries, (ii) any form of restructuring, recapitalization or similar transaction with respect to Dana or any of its subsidiaries, or (iii) any demand to amend, waive or terminate the standstill provision in the Shareholders Agreement. Centerbridge has also agreed that it will not otherwise act, alone or in concert with others, to seek or to offer to control or influence our management, our Board of Directors or our policies.
     Until such time as Centerbridge no longer beneficially owns at least 50% of the shares of Series A Preferred outstanding at such time, holders of preferred stock have preemptive rights sufficient to prevent dilution of ownership interests of such holders with respect to issuances of new shares of our capital stock, other than shares of common stock if at the time of issuance the common stock is listed on a national securities exchange, certain issuances to employees, directors or consultants of ours or in connection with certain business acquisitions. Such preemptive rights require that we must offer such ownership interests on the same terms and purchase price as the new shares of capital stock to which such rights relate.

Right to Select Board Members — Pursuant to the Shareholders Agreement and our Restated Certificate of Incorporation as long as shares of Series A Preferred having an aggregate Series A Liquidation Preference (as defined in the Shareholders Agreement) of at least $125 are owned by Centerbridge, Centerbridge will be entitled, voting as a separate class, to elect three directors at each meeting of stockholders held for the purpose of electing directors, at least one of whom will be “independent” of both Dana and Centerbridge, as defined under the rules of the New York Stock Exchange. A special committee consisting of two directors designated by Centerbridge and one non-Centerbridge director selected by the board will nominate a fourth director who must be unanimously approved by this committee.
Approval Rights — Until January 31, 2011, so long as Centerbridge owns Series A Preferred having a liquidation preference of at least $125, Centerbridge’s approval is required for us to be able to do any of the following:
•	enter into material transactions with directors, officers or 10% stockholders (other than officer and director compensation arrangements);

•	issue debt or equity securities senior to or pari passu with the Series A Preferred other than in connection with certain refinancings;

•	issue equity at a price below fair market value;

•	amend our bylaws in a manner that materially changes the rights of Centerbridge or stockholders generally or amend our charter (or similar constituent documents);

•	subject to certain limitations, take any actions that would result in share repurchases or redemptions involving cash payments in excess of $10 in any 12-month period;

•	effect a merger or similar transaction that results in the transfer of 50% or more of our outstanding voting power, a sale of all or substantially all of our assets or any other form of corporate reorganization in which 50% or more of the outstanding shares of any class or series of our capital stock is exchanged for or converted into cash, securities or property of another business organization;

•	voluntarily or involuntarily liquidate us; or

•	pay cash dividends on account of common stock or any other stock that ranks junior to or on parity with the Series A Preferred, including the Series B Preferred (other than the stated 4% dividend on the Series B Preferred).
     Centerbridge’s approval rights above are subject to override by a vote of two-thirds of our voting securities not owned by Centerbridge or any of its affiliates, and its approval rights for dividends and the issuance of senior or pari passu securities will end no later than the third anniversary of the Effective Date.
     In the event that Centerbridge and its affiliates at any time own in excess of 40% of our issued and outstanding voting securities, on an as-converted basis, all voting securities in excess of such 40% threshold must be voted in the same proportion that our other stockholders vote their voting securities with respect to the applicable proposal.
Dividends — Dividends on the preferred stock have been accrued from the issue date at a rate of 4% per annum and are payable in cash on a quarterly basis as approved by the Board of Directors. The Board approves the payment of dividends on a quarterly basis. The payment of preferred dividends was suspended in November under the terms of our amended Term Facility and may resume when our total leverage ratio as of the end of the previous fiscal quarter is less than or equal to 3.25:1.00. See Note 17. Preferred dividends accrued but not paid at December 31, 2008 were $11.

Common Stock
On the Effective Date, we began the process of issuing 100 million shares of Dana common stock, par value $0.01 per share, including approximately 70 million shares for allowed unsecured nonpriority claims, approximately 28 million shares for disputed unsecured nonpriority claims in Class 5B under the Plan and approximately 2 million shares to pay bonuses to union employees and non-union hourly and salaried non-management employees. We relied, based on the Confirmation Order, on Section 1145(a)(1) of the Bankruptcy Code to exempt us from the registration requirements of the Securities Act for the offer and sale of the common stock to the general unsecured creditors. We filed a Registration Statement on Form S-8 with respect to the common stock issued for the post-emergence bonuses to non-union hourly and salaried non-management employees and we have substantially completed the issuance of these shares. At December 31, 2008, we had issued 100,099,188 shares of our common stock.
     Employees delivered to us shares of Dana common stock in settlement of withholding taxes due upon the payment of stock awards and other taxable distributions of shares. At December 31, 2008, we held less than $1 in treasury stock (34,127 shares at an average cost per share of $6.38).
Note 13. Earnings Per Share
     The following table reconciles the weighted-average number of shares used in the basic earnings per share calculations to the weighted-average number of shares used to compute diluted earnings per share (in millions of shares):

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended
	December 31,	January 31,	Prior Dana	Prior Dana
	2008	2008	2007	2006
Weighted-average number of shares outstanding — basic	100.1	149.9	149.9	149.7
Employee compensation-related shares, including stock options		0.5

Weighted-average number of shares outstanding — diluted	100.1	150.4	149.9	149.7

     Basic earnings (loss) per share is calculated by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding. In accordance with SFAS No. 128, “Earnings per Share,” shares issuable upon the satisfaction of certain conditions pursuant to a contingent stock agreement, such as those contemplated by the Plan, are considered outstanding common shares and included in the computation of basic earnings per share. Accordingly, the 100 million shares of common stock contemplated by the Plan, without regard to the actual issuance dates, were included in the calculation of basic earnings per share for the eleven months ended December 31, 2008. The outstanding common shares computation excludes any shares held in treasury.
     The share count for diluted earnings (loss) per share is computed on the basis of the weighted-average number of common shares outstanding plus the dilutive effects of potential common shares outstanding during the period. Dilutive potential common shares include outstanding stock options, restricted stock unit awards, performance share awards and preferred stock. To the extent these instruments are anti-dilutive they are excluded from the calculation of diluted earnings per share. Also, when there is a loss from continuing operations, potentially dilutive shares are excluded from the computation of earnings per share as their effect would be anti-dilutive. We excluded 2.5 million, 11.1 million and 12.8 million common stock equivalents from the table above as the effect of including them would have been anti-dilutive for the eleven months ended December 31, 2008 and the years 2007 and 2006. In addition, there were 0.4 million, 0.5 million and 0.6 million common stock equivalents for these same periods that satisfied the definition of potentially dilutive shares. These potentially dilutive shares have been excluded from the computation of earnings per share as the loss from continuing operations for these periods caused the shares to have an anti-dilutive effect. Conversion of the preferred stock was also not included in the share count for diluted earnings per share due to the loss from continuing operations. The preferred stock would convert into approximately 59.9 million shares of common stock at a $13.19 conversion price.
     The calculation of earnings per share is based on the following income (loss) attributable to the parent company stockholders:

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended
	December 31,	January 31,	Year Ended December 31,
Attributable to Dana:	2008	2008	2007	2006
Income (loss) from continuing operations	$(673)	$715	$(433)	$(618)
Loss from discontinued operations	(4)	(6)	(118)	(121)

Net income (loss)	$(677)	$709	$(551)	$(739)

     Earnings per share for income (loss) per share from continuing operations attributable to parent company common stockholders and net income (loss) per share attributable to parent company common stockholders would include the charge for the preferred stock dividend requirement. Earnings per share information reported by Prior Dana is not comparable to earnings per share information reported by Dana because all existing equity interests of Prior Dana were eliminated upon the consummation of the Plan.
Note 14. Incentive and Stock Compensation
     Upon emergence, all common stock and outstanding common stock equivalents, including but not limited to stock options and restricted stock units of Prior Dana, were cancelled in accordance with the Plan.
Executive Incentive Compensation Plan
     Five employees participated in the Executive Incentive Compensation (EIC) Plan during 2007, earning $4 which was recognized as compensation expense in 2007. The EIC Plan specified that a portion of each participant’s bonus, depending on the amount earned, could be paid in common stock of the reorganized Dana. Four of the five employees earned amounts totaling approximately $1 in 2007 that required payment in the form of common stock. The number of shares issued in April 2008 as payment was determined based on the average closing price of the stock for the 20 trading days following the filing of Dana’s Form 10-K for the year ended December 31, 2007, resulting in 73,562 shares of common stock being issued in April 2008 at a value of $9.86 per share.
2008 Omnibus Incentive Plan
     Our 2008 Omnibus Incentive Plan authorizes grants of stock options, stock appreciation rights, restricted stock awards, restricted stock units and performance share awards to be made pursuant to the plan. The number of shares of common stock that may be issued or delivered may not exceed in the aggregate 16.09 million shares. Cash settled awards do not count against the maximum aggregate number. No grants may be made under the Omnibus Incentive Plan after December 25, 2017.

     Our non-management directors can elect to defer payment of their retainers and fees for Board and Committee service in the form of restricted stock units. The number of restricted stock units granted is based on the amount deferred and the market price of our common stock on date of deferral. As of December 31, 2008, these directors had elected to receive 40,892 restricted stock units in lieu of fees.
     At December 31, 2008, there were 8,848,856 shares available for future grants of options and other types of awards under the 2008 Omnibus Incentive Plan.
2008 Long-Term Incentive Program
     Our 2008 Long-Term Incentive Program (2008 LTIP) was implemented pursuant to the terms and conditions of the 2008 Omnibus Incentive Plan. Employees designated by Dana, including our named executive officers, participate in the 2008 LTIP. The 2008 LTIP provides for three different mixes of long-term incentives. Certain executives, including the named executive officers, are eligible for awards consisting of 50% stock options or stock appreciation rights and 50% performance shares. A second group of employees is eligible for awards consisting of 50% performance shares and 50% restricted stock units. A third group of key employees is eligible for restricted stock unit awards from a discretionary pool.
     Stock option or stock appreciation awards under the 2008 LTIP vest ratably over three years and expire after ten years. The restricted stock unit awards cliff vest fully after three years and will be settled in shares of Dana common stock, except for certain non-U.S. employees who will receive cash.
   With respect to performance share awards, payout is based on achieving specified financial targets. Participants can receive share awards based on achieving from 50% to 250% of the performance goals. Dana has set for each participant a number of notional shares payable at threshold (50%), target (100%) and maximum (250%) performance goals. Each participant has received notional shares equal to the number of shares of Dana common stock that would be payable at the target. For the 2008 performance share awards, there are three distinct performance periods. The first period covers the 2008 calendar year and accounts for 25% of the target award. The second period covers the two-year period 2008 through 2009 and accounts for another 25% of the target award. The final period covers the three-year period 2008 through 2010 and accounts for the remaining 50% of the target award. Award payouts will be made in shares of Dana common stock except for certain non-U.S. employees who will be paid in cash. The targets for 2008 were not achieved and 25% of the notional award is no longer available for distribution.
Summary of Stock Options — The exercise price of each option we award equals the closing market price of our common stock on the date of grant. Options generally vest over three years and their maximum term is ten years. Shares issued upon the exercise of options are recorded as common stock and additional paid-in capital at the option price. Stock options to be settled in cash result in the recognition of a liability representing the vested portion of the obligation and, as of December 31, 2008, a nominal amount is recorded in deferred employee benefits and other non-current liabilities.
     We calculated a fair value for each option at the date of the grant using the Black-Scholes valuation model. We believe the Black-Scholes model is appropriate for situations in which historical exercise data is not available. The weighted-average key assumptions used in the model for various options granted during 2008 are summarized in the following table. We used the simplified method to calculate the expected term, which represents the period of time that options granted are expected to be outstanding. The simplified method is as described in SEC Staff Accounting Bulletins Nos. 107 and 110. This method is appropriate because we have insufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time our new common stock has been publicly traded. The risk-free rate for each period within the contractual life of the option is based on that period’s U.S. Treasury yield curve in effect at the time of grant. The dividend yield is assumed to be zero since there are no current plans to pay common stock dividends. The volatility assumption was based on a benchmark study of our peers.

Weighted-
Average of
Assumptions
Expected term (in years)	5.48
Risk-free interest rate	2.83%
Expected volatility	42.46%
     The following table summarizes our stock option activity during the eleven months ended December 31, 2008:

		Weighted-
		Average
	Number of	Exercise
	Options	Price
Outstanding at January 31, 2008	—	$—
Granted	5,795,432	8.09
Forfeited	(216,404)	10.00

Outstanding at December 31, 2008	5,579,028	$8.01

     The following table summarizes information about stock options outstanding and exercisable at December 31, 2008:

	Outstanding Options			Exercisable Options
		Weighted-Average			Weighted-
		Remaining			Average
	Number of	Contractual	Exercise	Number of	Exercise
Range of Exercise Prices	Options	Life in Years	Price	Options	Price
$0.68 — $3.33	1,611,927	6.5	$1.87	—	$—
$5.85 — $6.42	200,550	9.7	6.27
$10.00 — $12.75	3,766,551	8.5	10.74	352,448	12.63
	5,579,028	7.9	$8.01	352,448	$12.63
   The weighted-average fair value at grant date of the stock options granted during 2008 was $3.51 per share. During 2008, we recognized $6 in compensation expense related to stock options. As of December 31, 2008, the total unrecognized compensation expense for non-vested stock options expected to vest was $10, which is being amortized over a remaining weighted-average period of approximately 0.9 years. The total fair value of stock options vested during 2008 was $2.
   Summary of Stock Appreciation Rights (SARs) — SARs vest under the same terms and conditions as option awards; however, they are settled in cash for the difference between the market price on the date of exercise and the exercise price. As a result, SARs are recorded as a liability until the date of exercise. The fair value of each SAR award is estimated using a similar method described for option awards. The fair value of each SAR award is recalculated at the end of each reporting period and the liability and expense adjusted based on the new fair value. As of December 31, 2008, the nominal amount of such liability is recorded in deferred employee benefits and other non-current liabilities.
     The key assumptions used to determine the fair value of SARs granted during 2008 are summarized in the following table.

Assumptions
Expected term (in years)	6.00
Risk-free interest rate	1.72%
Dividend yield	0.00%
Expected volatility	53.40%

     The following table summarizes our SAR activity during the eleven months ended December 31, 2008:

	Number of	Exercise
	SARs	Price
Outstanding at January 31, 2008	—	$—
Granted	17,626	0.69

Outstanding at December 31, 2008	17,626	$0.69

     No SARs were exercisable at December 31, 2008. The fair value at grant date of the SARs granted during 2008 was nominal. During 2008, we recognized a nominal amount in compensation expense related to SARs. As of December 31, 2008, the total unrecognized compensation expense for non-vested SARs expected to vest was a nominal amount and is being amortized over a remaining weighted-average period of approximately 1.5 years.
Summary of Restricted Stock Units — Each restricted stock unit granted represents the right to receive one share of Dana common stock or, at the election of Dana (for units awarded to board members) or for certain non-U.S. employees (for employee awarded units), cash equal to the market value per share. All restricted stock units contain dividend equivalent rights. Restricted stock units granted to non-employee directors vest in three equal annual installments beginning on the first anniversary date of the grant and those granted to employees generally cliff vest fully after three years. Compensation expense for stock-settled restricted stock units expected to vest is measured based on the closing market price of our common stock at the date of grant and is recognized on a straight-line basis over the vesting period. Compensation expense for cash-settled restricted stock units expected to vest is measured based on the closing market price of our common stock at the end of each reporting period and is recognized on a straight-line basis over the vesting period.
     The following table summarizes our restricted stock unit activity during the eleven months ended December 31, 2008:

		Weighted-Average
	Number of	Grant-Date Fair
	Units	Value
Outstanding at January 31, 2008	—	$—
Granted	861,546	5.11
Forfeited	(22,005)	10.00

Outstanding at December 31, 2008	839,541	$4.98

     During 2008, we recognized $1 of compensation expense related to restricted stock unit awards. As of December 31, 2008, the total unrecognized compensation expense for non-vested restricted stock units expected to vest was $2, which is being amortized over a remaining weighted-average period of approximately 1.0 years. A total of 47,387 restricted stock units with a fair value of less than $1 are non-forfeitable and will be issued according to the terms of the award.
Summary of Performance Shares — Each notional performance share granted represents the right to receive one share of Dana common stock or, at the election of Dana for certain non-U.S. employees, cash equal to the market value per share, if specified performance goals are achieved during the respective performance period. Compensation expense for performance shares settled in stock is measured based on the closing market price of our common stock at the date of grant and is recognized on a straight-line basis over the performance period subject to assessment of achievement of the performance goals. Compensation expense for performance shares settled in cash is measured based on the closing market price of the stock at the end of each reporting period and is recognized on a straight-line basis over the performance period subject to assessment of achievement of the performance goals. No performance shares were awarded for the 2008 portion of the performance share award and, accordingly, no expense was recorded in 2008. Since no performance goals have yet been established for 2009 and 2010, the corresponding amount of potential compensation expense cannot be determined. Accordingly no expense has been recorded.

     The following table summarizes our performance share activity during the eleven months ended December 31, 2008:

		Weighted-Average
	Number of	Grant Date Fair
	Notional Shares	Value
Outstanding at January 31, 2008	—	$—
Granted	1,325,250	7.24
Forfeited or expired	(333,575)	9.43

Outstanding at December 31, 2008	991,675	$6.51

Annual Incentive Programs
     Our 2008 Annual Incentive Program (2008 AIP) was implemented pursuant to the terms and conditions of the 2008 Omnibus Incentive Plan. Certain eligible employees designated by Dana, including our named executive officers, participated in the plan. The 2008 AIP was based on a calendar year performance period commencing January 1 and ending on December 31.
     Awards under the plan were based on achieving certain financial target performance goals. Participants were eligible to receive cash awards based on achieving from 50% to 250% of a targeted performance goal. Because we did not achieve at least 50% of the target performance goal, we recorded no expense for the 2008 program.
Note 15. Pension and Postretirement Benefit Plans
     We have a number of defined contribution and defined benefit, qualified and nonqualified, pension plans for certain employees. Other postretirement benefit plans, including medical and life insurance, are provided for certain employees upon retirement.
     Under the terms of the qualified defined contribution retirement plans, employee and employer contributions may be directed into a number of diverse investments. None of these qualified defined contribution plans allow direct investment in our stock.
     SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS 158), which we adopted effective December 31, 2006, requires companies to recognize the funded status of each defined benefit pension and postretirement plan on the balance sheet. The funded status of a plan is measured as the difference between the plan assets at fair value and the benefit obligation. The funded status of all overfunded plans are aggregated and reported in investments and other assets. The funded status of all underfunded or unfunded plans are aggregated and reported in deferred employee benefits and other non-current liabilities and at December 31, 2007 in liabilities subject to compromise. In addition, the portion of the benefits payable in the next year which exceeds the fair value of plan assets is reported in accrued payroll and employee benefits and is determined on a plan-by-plan basis. Effective December 31, 2008, SFAS 158 also required the measurement date of a plan’s assets and its obligations to coincide with a company’s year end, a requirement with which we already complied. Additionally, SFAS 158 requires companies to recognize changes in the funded status of a defined benefit pension or postretirement plan in the year in which the change occurs. SFAS 158 did not change the existing criteria for measurement of net periodic benefit costs, plan assets or benefit obligations.

     The components of net periodic benefit costs (credits) and amounts recognized in other comprehensive income (OCI) were as follows:

	Pension Benefits
	Dana
	Eleven
	Months
	Ended		Prior Dana
	December 31,		One Month Ended		Prior Dana		Prior Dana
	2008		January 31, 2008		2007		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Service cost	$—	$8	$1	$1	$15	$12	$31	$20
Interest cost	101	21	9	2	114	30	119	52
Expected return on plan assets	(126)	(14)	(12)	(2)	(142)	(26)	(158)	(51)
Amortization of prior service cost					1	1	1	3
Recognized net actuarial loss			2		27	2	26	16

Net periodic benefit cost (credit)	(25)	15		1	15	19	19	40
Curtailment (gain) loss	4				(8)	4		3
Settlement (gain) loss		(12)			19	128	13	2
Termination cost	7				6		16	2

Net periodic benefit cost (credit) after curtailments and settlements	$(14)	$3	$—	$1	$32	$151	$48	$47

Recognized in OCI:
Amount due to net actuarial (gains) losses	$102	$(10)	$105	$28	$(96)	$(14)
Prior service cost from plan amendments		7			2	1
Amortization of prior service cost in net periodic cost					(1)	(1)
Amortization of net actuarial gains (losses) in net periodic cost			(2)		(27)	(3)
Immediate recognition of prior service cost, unrecognized gains (losses) and transition obligation due to divestitures					(7)	(142)
Fresh start adjustment			(407)	(78)

Total recognized in OCI	102	(3)	(304)	(50)	(129)	(159)

Total recognized in benefit cost and OCI	$88	$—	$(304)	$(49)	$(97)	$(8)

	Other Benefits
	Dana
	Eleven
	Months
	Ended	Prior Dana
	December 31,	One Month Ended		Prior Dana		Prior Dana
	2008	January 31, 2008		2007		2006
	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Service cost	$1	$—	$—	$5	$2	$9	$2
Interest cost	6	5	1	70	6	85	6
Amortization of prior service cost		(3)		(29)		(13)
Recognized net actuarial loss		3		34	3	37	4

Net periodic benefit cost	7	5	1	80	11	118	12
Curtailment gain	(2)	(61)		(8)
Settlement gain				(13)
Termination cost				1

Net periodic benefit cost (credit) after curtailments and settlements	$5	$(56)	$1	$60	$11	$118	$12

Recognized in OCI:
Prior service credit from plan amendments	$—	$(278)	$—	$(326)	$—
Amount due to net actuarial (gains) losses	(15)	13		(68)	4
Amortization of prior service credit in net periodic cost		64		29
Amortization of net actuarial gains (losses) in net periodic cost		(3)		(34)	(2)
Fresh start adjustment		89	(52)

Total recognized in OCI	$(15)	$(115)	$(52)	$(399)	$2

Total recognized in benefit cost and OCI	$(10)	$(171)	$(51)	$(339)	$13

     The estimated net actuarial gain for the defined benefit pension plans that will be amortized from accumulated other comprehensive income (AOCI) into benefit cost in 2009 is less than $1 for our non-U.S. plans. No amount of net actuarial loss is scheduled to be amortized in 2009 for our U.S. plans. The net actuarial gain related to other postretirement benefit plans that will be amortized from AOCI into benefit cost in 2009 is $1 for our non-U.S. plans.

     The following tables provide a reconciliation of the changes in the plans’ benefit obligations and plan assets for 2008 and 2007 and the funded status and amounts recognized in the consolidated balance sheets at December 31, 2008 and 2007, with continuing and discontinued operations combined.

	Pension Benefits
	Dana		Prior Dana
	Eleven Months Ended		One Month Ended		Prior Dana
	December 31, 2008		January 31, 2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Reconciliation of benefit obligation:
Obligation at beginning of period	$1,870	$540	$1,849	$529	$2,024	$1,172
Service cost		8	1	1	15	12
Interest cost	101	21	9	2	114	30
Employee contributions						1
Plan amendments		7			5	1
Actuarial (gain) loss	(50)	(16)	22	11	(16)	(15)
Benefit payments	(157)	(28)	(11)	(4)	(260)	(41)
Settlements, curtailments and terminations	13	(114)			21	(706)
Acquisitions and divestitures					(54)	(7)
Translation adjustments		(54)		1		82

Obligation at end of period	$1,777	$364	$1,870	$540	$1,849	$529

	Other Benefits
	Dana Eleven		Prior Dana
	Months Ended		One Month Ended		Prior Dana
	December 31, 2008		January 31, 2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Reconciliation of benefit obligation:
Obligation at beginning of period	$752	$140	$1,019	$141	$1,494	$115
Service cost		1			5	2
Interest cost		6	5	1	70	6
Plan amendments			(278)		(337)
Actuarial (gain) loss		(17)	13		(57)	4
Benefit payments and transfers	(752)	(5)	(7)	(1)	(136)	(6)
Settlements, curtailments and terminations		(2)			2
Acquisitions and divestitures					(22)
Translation adjustments		(23)		(1)		20

Obligation at end of period	$—	$100	$752	$140	$1,019	$141

	Pension Benefits
	Dana Eleven		Prior Dana
	Months Ended		One Month Ended		Prior Dana
	December 31, 2008		January 31, 2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Reconciliation of fair value of plan assets:
Fair value at beginning of period	$1,784	$338	$1,865	$358	$1,921	$891
Actual return on plan assets	(23)	19	(71)	(16)	227	23
Acquisitions and divestitures					(56)
Employer contributions	24	13	1	2	33	111
Employee contributions						1
Benefit payments	(157)	(28)	(11)	(4)	(260)	(41)
Settlements		(115)				(692)
Translation adjustments		(44)		(2)		65

Fair value at end of period	$1,628	$183	$1,784	$338	$1,865	$358

Funded status at end of period	$(149)	$(181)	$(86)	$(202)	$16	$(171)

	Other Benefits
	Dana Eleven		Prior Dana
	Months Ended		One Month Ended		Prior Dana
	December 31, 2008		January 31, 2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Reconciliation of fair value of plan assets:
Fair value at beginning of period	$—	$—	$—	$—	$—	$—
Employer contributions	752	5	7	1	136	6
Benefit payments and transfers	(752)	(5)	(7)	(1)	(136)	(6)

Fair value at end of period	$—	$—	$—	$—	$—	$—

Funded status at end of period	$—	$(100)	$(752)	$(140)	$(1,019)	$(141)

	Pension Benefits				Other Benefits
	Dana		Prior Dana		Dana		Prior Dana
	2008		2007		2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Amounts recognized in the consolidated balance sheet:
Noncurrent assets	$2	$20	$41	$27	$—	$—	$—	$—
Current liabilities		(10)	(12)	(10)		(6)	(137)	(7)
Noncurrent liabilities	(151)	(191)	(13)	(188)		(94)	(882)	(134)
AOCI	102	(3)	304	50		(15)	115	52

Net amount recognized	$(47)	$(184)	$320	$(121)	$—	$(115)	$(904)	$(89)

	Pension Benefits				Other Benefits
	Dana		Prior Dana		Dana		Prior Dana
	2008		2007		2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Amounts recognized in AOCI
Net actuarial loss (gain)	$102	$(10)	$299	$47	$—	$(15)	$528	$49
Prior service cost		7	5	1			(413)
Transition asset				2				3
Gross amount recognized	102	(3)	304	50		(15)	115	52
Deferred tax cost (benefit)			(69)	(18)			95	(17)
Noncontrolling and equity interests				(3)

Net amount recognized	$102	$(3)	$235	$29	$—	$(15)	$210	$35

     Pursuant to a restructuring of our pension liabilities in the U.K. necessitated by the planned divestiture of several non-core U.K. businesses, we recorded $8 of pension curtailment cost as a realignment charge in the first quarter of 2007 and a settlement charge of $145 in the second quarter of 2007 ($128 as a realignment charge in continuing operations and $17 in discontinued operations). During the first quarter of 2007, the sale of the engine hard parts business resulted in a postretirement medical plan settlement gain of $12.
     Certain changes to our U.S. pension and postretirement benefit plans implemented during the bankruptcy process were:
•	elimination of postretirement healthcare benefits for active non-union employees in the U.S. effective as of April 1, 2007. This action reduced our accumulated postretirement benefit obligation (APBO) for postretirement healthcare by $115 in the first quarter of 2007. Because the elimination of these benefits reduced benefits previously earned, it was considered a negative plan amendment. Accordingly, the reduction in the APBO was offset by a credit to accumulated other comprehensive loss which was amortized to income as a reduction of OPEB expense until the accumulated other comprehensive loss was eliminated under fresh start accounting;

•	contribution of an aggregate of $78 to a VEBA trust for postretirement healthcare and life insurance benefits for non-union retirees in the U.S. in exchange for release of the Debtors from these obligations. We funded our contribution with payments of $25 in June 2007 and $53 in January 2008. In May 2007, we also made a $2 payment to the International Association of Machinists (IAM) to resolve all claims for postretirement non-pension benefits after September 30, 2007 for retirees and active employees represented by the IAM. These actions reduced our APBO by $303 in the second quarter of 2007, with $80 being offset by the payment obligation to the VEBAs and $223 being credited to accumulated other comprehensive loss which was eliminated under fresh start accounting;

•	amendment of our U.S. pension plans for non-union employees to freeze service credits and benefit accruals effective July 1, 2007. In connection with this action, we recorded a curtailment charge of $3 during the second quarter of 2007 and certain plan assets and obligations were remeasured resulting in a reduction of net liabilities offset by a credit to OCI of $63.
     In the second quarter of 2007, we recorded a pension curtailment gain of $11 related to the reversal of a decision to close a U.S. facility.

     During the third quarter of 2007, lump sum distributions from one of the pension plans in the U.S. reached a level requiring recognition of $12 as pension settlement expense. The portions attributable to divested operations and manufacturing footprint actions amounted to $4 and $5 and were included in discontinued operations and realignment charges. Exercise of employee early retirement incentives generated pension plan curtailment losses of $5 which are included in reorganization items. The lump sum distributions and the reversal of the decision to close a facility required a remeasurement of two plans which reduced our pension obligation by $42 in the third quarter of 2007 and resulted in a credit to OCI.
     Completion of a facility closure in the third quarter of 2007 resulted in recognition of a postretirement medical plan curtailment gain of $8 which was included in realignment charges.
     During the fourth quarter of 2007, continuing high levels of lump sum pension fund distributions triggered $7 of additional pension settlement charges. The portions attributable to divested operations and manufacturing footprint actions amounted to $1 and $3 and were included in discontinued operations and realignment charges. Exercise of employee early retirement incentives, resulting from the settlement agreements with the unions, generated pension plan curtailment losses of $2 which are included in reorganization items, net.
     Other changes related to our U.S. pensions and other postretirement benefits specific to union- represented employees and retirees became effective on January 31, 2008 with our emergence from bankruptcy. Under these provisions, we:
•	froze credited service and benefit accruals under our defined benefit pension plans for employees;

•	agreed to make future contributions, based on a cents per hour formula, to a USW multiemployer pension trust, which will provide future pension benefits for covered employees;

•	eliminated non-pension retiree benefits (postretirement healthcare and life insurance benefits) for employees and retirees; and

•	contributed an aggregate of approximately $733 in cash on February 1, 2008 (which is net of amounts paid for non-pension retiree benefits, long-term disability and related healthcare claims of retirees incurred and paid between July 1, 2007 and January 31, 2008) to the union-administered VEBAs. These VEBAs are completely independent of Dana and will provide non-pension retiree benefits, disability benefits and related healthcare benefits, as determined by the VEBA trustees, to eligible retirees and disability claimants. The VEBAs are administered by the VEBA trustees who have full fiduciary responsibility for investing assets and determining benefit levels. We are not obligated to provide incremental funding in the event of an asset shortfall and these assets will never be returned to Dana. As a result of the changes in our U.S. other postretirement benefits that became effective on January 31, 2008 with our emergence from bankruptcy, we recognized a portion of the previously unrecognized prior service credits as a curtailment gain of $61 due to the negative plan amendment and reported it as a component of the gain on settlement of liabilities subject to compromise. The gain was calculated based on the current estimate of the future working lifetime attributable to those participants who will not be eligible for benefits following the estimated exhaustion of funds. The calculation used current plan assumptions and current levels of plan benefits. In connection with the recognition of our obligations to the VEBAs at emergence, the APBO was reset to an amount equal to the VEBA payments, resulting in a reduction of $278 with an offsetting credit to accumulated other comprehensive loss.
     Our postretirement healthcare obligations for all U.S. employees and retirees, including the related cost and funding requirements, after making our VEBA contributions, have been eliminated. With regard to pension benefits, credited service and benefit accruals have been frozen for all U.S. employees in defined benefit plans. As a result, the future pension service costs have been eliminated.

     Under fresh start accounting we were required to remeasure all defined benefit plan obligations and assets. The discount rates used to measure the U.S. pension and other postretirement benefit obligations were 6.13% and 6.10% at January 31, 2008 compared to 6.26% and 6.24% at December 31, 2007. The weighted-average discount rates used to measure the non-U.S. pension and other postretirement benefit obligations were both 5.29% at January 31, 2008 compared to 5.27% and 5.29% at December 31, 2007. The generally adverse asset investment performance during the month of January 2008 negatively impacted net obligations. As a result of these changes, a net actuarial loss of $140 adversely affected the funded status of our plans, reducing net assets by $35 and increasing the net defined benefit obligations by $105 with offsets to accumulated other comprehensive loss. The accumulated other comprehensive loss balance at January 31, 2008 was eliminated under fresh start accounting.
     During the second quarter of 2008, we settled a substantial portion of the Canadian retiree pension benefit obligations by purchasing non-participating annuity contracts to cover vested benefits. This action necessitated a remeasurement of the assets and liabilities of the affected plans as of May 31, 2008. The discount rate used for remeasurement was 5.50% versus 5.25% used at January 31, 2008. As a result of the annuity purchases, we reduced the benefit obligation by $114 and also reduced the fair value of plan assets by $114. We recorded a settlement gain of $12 as a reduction to cost of sales.
     Employee acceptances of early retirement incentives in the U.S. generated pension plan special termination costs of $7 in the second quarter of 2008 and curtailment losses of $2 in the third quarter of 2008, which were included in realignment charges, as well as curtailment losses of $3 in the second quarter of 2008 which were charged against OCI. The affected pension plans were remeasured at June 30, 2008 and again at August 31, 2008. The remeasurement at June 30, 2008 increased net assets by $3 and reduced the net defined benefit obligations by $32 with a credit to OCI for $35. The remeasurement at August 31, 2008 increased net assets by $2 and increased the net defined benefit obligations by $72 with a charge to OCI for $70.
     During the fourth quarter of 2008, we also offered a voluntary separation program in the U.S. to our salaried workforce. The additional pension obligation attributable to those employees electing separation was measured at December 31, 2008. A curtailment charge of $1 was recorded in realignment charges.
     The following table presents information regarding the aggregate funding levels of our defined benefit pension plans at December 31:

	2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.
Plans with fair value of plan assets in excess of obligations:
Accumulated benefit obligation	$13	$134	$1,405	$300
Projected benefit obligation	13	151	1,405	305
Fair value of plan assets	15	158	1,445	332
Plans with obligations in excess of fair value of plan assets:
Accumulated benefit obligation	1,764	208	444	206
Projected benefit obligation	1,764	213	444	224
Fair value of plan assets	1,613	25	420	26
     Benefit obligations of certain non-U.S. pension plans, amounting to $183 at December 31, 2008, and other postretirement benefit plans of $100 are not funded.

     The weighted average asset allocations of our pension plans at December 31 are as follows:

	2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.
Asset Category
Equity securities	17%		37%	47%
Controlled-risk debt securities	57	88%	36	46
Absolute return strategies investments	9		25
Cash and short-term securities	17	12	2	7

Total	100%	100%	100%	100%

     Target asset allocations of U.S. pension plans for equity securities, controlled-risk debt securities, absolute return strategies investments and cash and other assets at December 31, 2008 and 2007 were 40%, 35%, 20% and 5%. U.S. pension plan target asset allocations are established through an investment policy, which is updated periodically and reviewed by the Board of Directors. The investment policy allows fora flexible asset allocation mix which is intended to provide appropriate diversification to dampen market volatility while assuming a reasonable level of economic risk.
     Our policy recognizes that the link between assets and liabilities is the level of long-term interest rates and that properly managing the relationship between assets of the pension plans and pension liabilities serves to mitigate the impact of market volatility on our funding levels.
     Given the U.S. plans’ demographics, an important component of our asset/liability modeling approach is the use of what we refer to as “controlled-risk assets;” for the U.S. fund these assets are long duration U.S. government fixed-income securities. Such securities have been a positively correlated asset class to pension liabilities and their use can mitigate interest rate risk and provide the opportunity to allocate additional plan assets to other asset categories with low correlation to equity market indices.
     The investment policy permits plan assets to be invested in a number of diverse investment categories, including “absolute return strategies” investments such as hedge funds. Absolute return strategies investments are currently limited to not less than 10% nor more than 30% of total assets. At December 31, 2008, approximately 9% of our U.S. plan assets were invested in absolute return strategies investments, primarily in U.S. and international hedged directional equity funds. The cash and other short-term debt securities provide adequate liquidity for anticipated near-term benefit payments.
     The weighted-average asset allocation targets for our funded non-U.S. plans at December 31, 2008 were 88% debt securities and 12% cash and other assets.
     The significant weighted average assumptions used in the measurement of pension benefit obligations are as follows:

	2008		2007		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	6.44%	5.80%	6.26%	5.27%	5.88%	5.03%
Rate of compensation increase	N/A	3.21%	5.00%	3.11%	5.00%	2.98%
Expected return on plan assets	7.50%	6.03%	8.25%	6.66%	8.25%	6.32%
     The assumptions and the expected return on plan assets presented in the table above are used to determine pension expense for the succeeding year. For 2006 expense, the discount rate was 5.65% for U.S. plans and 4.65% for non-U.S. plans while the expected return on plan assets was 8.50% for U.S. plans and 6.38% for non-U.S. plans.

     The pension plan discount rate assumptions are evaluated annually in consultation with our outside actuarial advisors. Long-term interest rates on high quality corporate debt instruments are used to determine the discount rate. For our largest plans, discount rates are developed based upon using a discounted bond portfolio analysis, with appropriate consideration given to defined benefit payment terms and duration of the liabilities. In the U.S. in December 2008, at least one rating agency downgraded their ratings on several large banks, many to levels that would no longer be considered high quality. Taken together, these banks issue bonds that make up a substantial portion of the universe of corporate bonds with maturities greater than 20 years, which are the most important bonds for discount rates. This action had a substantial impact on discount rates at the end of the year.
     The expected rate of return on plan assets was selected on the basis of our long-term view of return and risk assumptions for major asset classes. We define long-term as forecasts that span at least the next ten years. Our long-term outlook is influenced by a combination of return expectations by individual asset class, actual historical experience and our diversified investment strategy. Periodic rebalancing of the portfolio is undertaken as appropriate to keep the assets managed within the specified ranges. Our three-year, five-year and ten-year compounded rates of return through December 31, 2008 were 6.0%, 8.5% and 6.0%. Our three-year, five-year and ten-year compounded rates of return through December 31, 2007 were 11.4%, 13.5% and 8.3%. The appropriateness of the expected rate of return is assessed on an annual basis and revised if necessary. The volatility experienced in global equity, debt, currency and commodity markets in 2008 in part caused us to reexamine our future outlook. Also, since the benefit accruals are frozen for all of our U.S. pension plans, we expect to shift the targeted asset allocation in the future to a higher percentage of fixed income securities. Our U.S. pension fund’s exposure to international equities and absolute return vehicles was under 20% at the end of 2008, compared to 42% at the end of 2007. Based on our historical performance on a normalized basis but with a greater percentage of fixed income securities and exclusion of unusually high returns in certain asset classes, we selected 7.5% as the rate of return assumption for U.S. plans as of December 31, 2008 versus 8.25% as of December 31, 2007.
     The significant weighted average assumptions used in the measurement of other postretirement benefit obligations are as follows:

	2008	2007		2006
	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	6.33%	6.24%	5.29%	5.86%	5.04%
Initial weighted healthcare costs trend rate	7.98%	9.50%	8.40%	10.00%	8.38%
Ultimate healthcare costs trend rate	5.03%	5.00%	4.95%	5.00%	4.94%
Year ultimate reached	2014	2013	2014	2013	2014
     The assumptions presented in the table above, which were evaluated annually, were used to determine expense for the succeeding year. The discount rate selection process was similar to the pension plans. Assumed healthcare cost trend rates have a significant effect on the healthcare obligation. To determine the trend rates, consideration is given to the plan design, recent experience and healthcare economics.
     A one-percentage-point change in assumed healthcare costs trend rates would have the following effects for 2008:

	1% Point	1% Point
	Increase	Decrease
Effect on total of service and interest cost components	$1	$(1)
Effect on postretirement benefit obligations	9	(8)

     Expected benefit payments by our pension plans and other postretirement plans for each of the next five years and for the period 2014 through 2018 are as follows:

	Pension Benefits		Other Benefits
	U.S.	Non-U.S.	Non-U.S.
Year
2009	$154	$20	$6
2010	150	92	7
2011	148	17	7
2012	146	18	7
2013	142	19	7
2014 to 2018	653	103	36

Total	$1,393	$269	$70

     Pension benefits are funded through deposits with trustees that satisfy, at a minimum, the applicable funding regulations. OPEB benefits are funded as they become due. Projected contributions to be made to the defined benefit pension plans in 2009 are $13 for our non-U.S. plans and nil for our U.S. plans.
     The recent volatility in global capital markets has resulted in declines in the fair value of our pension plan assets during 2008. The decline in fair value also impacts expected 2009 plan asset returns and minimum pension funding obligations. While using a higher discount rate to measure the corresponding liability may largely offset these asset declines, it is possible that our future pension plan funding requirements may be different than expected.
Note 16. Cash Deposits
     Cash deposits are maintained to provide credit enhancement for certain agreements and are reported as part of cash and cash equivalents. In the U.S., these deposits support surety bonds that enable us to self-insure our workers’ compensation obligations in certain states and also fund an escrow account required to appeal a judgment rendered in Texas. Outside the U.S., the deposits support letters of credit, bank guarantees and certain employee benefit obligations. Cash is also held by consolidated entities that have noncontrolling interests and varying levels of participation rights involving cash withdrawals. For most of these deposits, the cash may be withdrawn if comparable security is provided in the form of letters of credit. Accordingly, these deposits are not considered to be restricted.

	U.S.	Non-U.S.	Total
Cash and cash equivalents	$280	$352	$632
Cash and cash equivalents held as deposits	56	20	76
Cash and cash equivalents held at less than wholly owned subsidiaries		69	69

Balance at December 31, 2008	$336	$441	$777

     A substantial portion of the non-U.S. cash and cash equivalents is needed for working capital and other operating purposes. Several countries have local regulatory requirements that significantly restrict the ability of our operations to repatriate this cash. Beyond these restrictions, there are practical limitations on repatriation of cash from certain countries because of the resulting tax withholdings.

Note 17. Liquidity and Financing Agreements
Liquidity — There are several risks and uncertainties relating to the global economy and our industry that could materially affect our future financial performance and liquidity. Among the potential outcomes, these risks and uncertainties could result in decreased sales, limited access to credit, rising costs, increased global competition, customer or supplier bankruptcies, delays in customer payment terms and acceleration of supplier payments, growing inventories and failure to meet debt covenants.
     Based on our current forecast for 2009, we expect to be able to meet the financial covenants of our existing debt agreements and have sufficient liquidity to finance our operations. While we believe that the 2009 market demand assumptions underlying our current forecast are reasonable, we’ve also considered the possibility of even weaker demand — based generally on more pessimistic production level forecasts (e.g. North American light vehicle production of about 9 million units). In addition to the above external factors potentially impacting our sales, achieving our current forecast is dependent upon a number of internal factors such as our ability to execute our remaining cost reduction plans, to operate effectively within the reduced cost structure and to realize the projected pricing improvements.
     We’ve also considered the potential consequences of a bankruptcy filing by two of our major customers, General Motors (GM) and Chrysler. Sales to GM in 2008 were 6% of our consolidated sales, while Chrysler represented approximately 3%. In the event of a bankruptcy filing on the part of either of these customers, we believe it is likely that most of our programs would be continued following bankruptcy, and, if not, the programs would be discontinued over time allowing us sufficient opportunity to offset much of the adverse effects. As such, we expect the adverse effects of these bankruptcies would be limited principally to recovering less than the full amount of the outstanding receivable from these customers at the time of any such filing. We would expect our exposure under this scenario to be in the range of $5 to $30 depending on a number of factors, including the age and level of receivable at the time of the bankruptcy filing and whether we are treated as a critical supplier.
     If the more pessimistic sales scenario described above and a GM and Chrysler bankruptcy filing occur or if our success in achieving price increases from our customers are less than anticipated we believe we could still satisfy our debt covenants and the liquidity needs of the business during 2009 through incremental headcount reductions and reductions in plant conversion costs. Notwithstanding this assessment, there is a high degree of uncertainty in the current environment, and it is possible that certain scenarios would result in our not being able to comply with the financial covenants in our debt agreements or maintain sufficient liquidity.
     Non-compliance with the covenants would provide our lenders with the ability to demand immediate repayment of all outstanding borrowings under the Term Facility and the Revolving Facility. We do not have sufficient cash on hand to satisfy this demand. Accordingly, the inability to comply with covenants, obtain waivers for non-compliance, or obtain alternative financing would have a material adverse effect on our financial position, results of operations and cash flows. In the event we were unable to meet our debt covenant requirements, however, we believe we would be able to obtain a waiver or amend the covenants. Obtaining such waivers or amendments would likely result in significant incremental cost. Although we cannot provide assurance that we would be successful in obtaining the necessary waivers or in amending the covenants, we were able to do so in 2008 and are confident that we would be able to do so in 2009, if necessary.
     Based on our current forecast and our assessment of reasonably possible pessimistic scenarios, we do not believe that there is substantial doubt about our ability to continue as a going concern in 2009. We were in compliance with our debt covenants at December 31, 2008 and expect to maintain compliance over the course of 2009. While our ability to borrow the full amount of availability under our revolving credit facilities may at times be limited by the financial covenants, we believe that our over all liquidity and operating cash flow will be sufficient to meet our anticipated cash requirements for capital expenditures, working capital, debt obligations and other commitments throughout 2009.

Exit Financing — On the Effective Date, Dana, as Borrower, and certain of our domestic subsidiaries, as guarantors, entered into an Exit Facility with Citicorp USA, Inc., Lehman Brothers Inc. and Barclays Capital. The Exit Facility consists of a Term Facility in the total aggregate amount of $1,430 and a $650 Revolving Facility. The Term Facility was fully drawn in borrowings of $1,350 on the Effective Date and $80 on February 1, 2008. Net proceeds were reduced by payment of $114 of original issue discount (OID) and other customary issuance costs and fees of $40 for net proceeds of $1,276. Interest expense is charged for OID which is amortized using the constant interest method, and for costs and fees which are amortized on a straight-line basis over the life of the agreement. There were no initial borrowings under the Revolving Facility, but $200 was utilized for existing letters of credit.
     In October 2008, we borrowed $180 under the Revolving Facility. One of our lenders failed to honor its obligation of $20 and, under the terms of our Revolving Facility, that lender became a defaulting lender. If this lender does not honor its obligation, then our availability could be reduced by up to 10%. The amount outstanding under the Revolving Facility was repaid in December.
     In November 2008, we entered into an amendment to our Term Facility (the Amendment) which, among other changes, revises our quarterly financial covenants as follows:
•	commencing as of December 31, 2008, a maximum leverage ratio of not greater than 4.25 to 1.00 at December 31, 2008, increasing in steps to 6.10 to 1.00 at June 30, 2009, then decreasing in steps to 2.50 to 1.00 as of September 30, 2012, based on the ratio of consolidated funded debt to the previous twelve month consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the agreement; and

•	commencing as of December 31, 2008, a minimum interest coverage ratio of not less than 2.50 to 1.00 at December 31, 2008, decreasing in steps to 1.75 to 1.00 at June 30, 2009, then increasing in steps to 4.50 to 1.00 as of March 31, 2013, based on the ratio of the previous twelve month EBITDA to consolidated interest expense for that period.
     The Amendment changes the Credit Agreement’s definition of EBITDA by increasing the amount of restructuring charges that are excluded from EBITDA in 2009 and 2010 from $50 to $100 per year. After 2010, restructuring charges of up to $50 per year are excluded (up to an aggregate maximum of $100 for periods after 2010). In addition, discontinued operations are to be excluded from EBITDA. The Amendment also permits us to dispose of certain lines of business.
     Under the Amendment, we may not make preferred or common dividend payments and certain other payments until the total leverage ratio as of the end of the preceding fiscal quarter is less than or equal to 3.25:1.00. The Amendment also reduced the net amount of foreign subsidiary permitted indebtedness to an aggregate of $400 outstanding at any time.
     The Amendment increased the interest rate payable on outstanding advances by 0.50% per annum and we repaid $150 of the Term Facility. We paid an additional $24 of fees to creditors including an amendment fee of 1.50% of outstanding advances under the Term Facility after giving effect to the $150 prepayment. This amount has been deferred and will amortize to interest expense on a straight-line basis. OID reduced the basis of the $150 of debt repaid by $10 resulting in a loss on the repayment of debt of $10 recorded in other income (expense). The write-off of prepaid fees and expenses of $3 related to the $150 repayment was charged to interest expense.
     Amounts outstanding under the Revolving Facility may be borrowed, repaid and reborrowed with the final payment due and payable on January 31, 2013. Amounts outstanding under the Term Facility are payable up to January 31, 2014 in equal quarterly amounts on the last day of each fiscal quarter at a rate of 1% per annum of the original principal amount of the Term Facility, adjusted for any prepayments (including the $150 in November 2008). The remaining balance is due in equal quarterly installments in the final year of the Term Facility with final maturity on January 31, 2015. The amended Exit Facility contains mandatory prepayment requirements in certain other circumstances and certain term loan prepayments are subject to a prepayment call premium prior to the second anniversary of the Term Facility.

     The Revolving Facility bears interest at a floating rate based on, at our option, the base rate or LIBOR rate (each as described in the Revolving Facility) plus a margin based on the undrawn amounts available under the Revolving Facility set forth below:

Remaining Borrowing Availability	Base Rate	LIBOR Rate
Greater than $450	1.00%	2.00%
Greater than $200 but less than or equal to $450	1.25%	2.25%
$200 or less	1.50%	2.50%
     We pay a commitment fee of 0.375% per annum for unused committed amounts under the Revolving Facility. Up to $400 of the Revolving Facility may be applied to letters of credit. Issued letters of credit reduce availability. We pay a fee for issued and undrawn letters of credit in an amount per annum equal to the applicable LIBOR margin based on a quarterly average availability under the Revolving Facility and a per annum fronting fee of 0.25%, payable quarterly.
     As amended, the Term Facility interest rate is a floating rate based on, at our option, the base rate or LIBOR rate (each as described in the Term Facility) plus a margin of 3.25% in the case of base rate loans or 4.25% in the case of LIBOR rate loans. Through January of 2010, the LIBOR rates payable with respect to each of the Revolving Facility and the Term Facility may not be less than 3.00%.
     Under the amended Exit Facility, Dana (with certain subsidiaries excluded) is required to comply with customary covenants for facilities of this type and we are required to maintain compliance with the financial covenants outlined in the Term Facility (as amended) and the Revolving Facility. The amended Exit Facility and the European Receivables Loan Facility include material adverse change provisions that, if exercised by the lenders, could adversely affect our financial condition by restricting future borrowing. We are not aware of any existing conditions that would limit our ability to obtain funding as a result of the material adverse change provisions. These credit facilities also include customary events of default for facilities of this type which could give our lenders the right, among other things, to restrict future borrowings, terminate their commitments, accelerate the repayment of obligations and foreclose on the collateral granted to them.
     The amended Exit Facility is guaranteed by all of our domestic subsidiaries except for DCC, Dana Companies, LLC and their respective subsidiaries (the guarantors). The Revolving Facility Security Agreement grants a first priority lien on Dana’s and the guarantors’ accounts receivable and inventory and a second priority lien on substantially all of Dana’s and the guarantors’ remaining assets, including a pledge of 65% of the stock of our material foreign subsidiaries.
     The net proceeds from the Exit Facility were used to repay Dana’s DIP Credit Agreement (which was terminated pursuant to its terms), make other payments required upon exit from bankruptcy protection and provide liquidity to fund working capital and other general corporate purposes.
     As of February 28, 2009, we had gross borrowings of $1,266 (before a reduction of $87 for unamortized OID) under the Term Facility, no borrowings under the Revolving Facility and we had utilized $146 for letters of credit. Based on our borrowing base collateral, we had availability at that date under the Revolving Facility of $212 after deducting the outstanding letters of credit, assuming no reduction in availability for the defaulting lender and recognizing the effective limitation of availability based on our financial covenants.
     As market conditions warrant, we, our affiliates, or major equity holders may from time to time repurchase debt securities issued by Dana or its subsidiaries, in privately negotiated or open market transactions, by tender offer, exchange offer or otherwise.
Interest Rate Agreements — Interest on the Term Facility accrues at variable interest rates. Under the Term Facility we are required to carry interest rate hedge agreements covering a notional amount of not less than 50% of the aggregate loans outstanding under the Term Facility until January 2011. We paid $1 in May 2008 to enter into a series of contracts that effectively cap the LIBOR component of the interest rate calculation for our Term Facility at 6.00% and our effective interest rate at 10.25% through May 2011 on a notional amount of $711 of the Term Facility (reducing in quarterly steps to $694 in February 2011). The amounts recorded in the balance sheet for these contracts are adjusted to their fair value monthly with the offset recorded in interest expense. The fair value of the contracts as of December 31, 2008 was nominal.

European Receivables Loan Facility — In July 2007, certain of our European subsidiaries entered into definitive agreements to establish an accounts receivable securitization program. The agreements include a Receivable Loan Agreement (the Loan Agreement) with GE Leveraged Loans Limited (GE) that provides for a five-year accounts receivable securitization facility under which up to the euro equivalent of $225 in financing is available to those European subsidiaries (Sellers) subject to the availability of adequate levels of accounts receivable.
     These obligations are secured by a lien on and security interest in all of each Seller’s rights to the transferred accounts receivable, as well as collection accounts and items related to the accounts receivable. The accounts receivable purchased remain in our consolidated financial statements because the structure of the Facility does not meet accounting requirements for treatment as a “qualifying special purpose entity” under GAAP. Loans from GE and the participating lenders are also included in our consolidated financial statements and the program is accounted for as a secured borrowing with a pledge of collateral. At December 31, 2008, the total amount of accounts receivable serving as collateral securing the borrowing was $158.
     Advances bear interest based on the LIBOR applicable to the currency in which each advance is denominated, plus a margin as specified in the Loan Agreement. Advances are to be repaid in full by July 2012. We also pay a fee to the lenders based on any unused amount of the accounts receivable facility.
     The Loan Agreement contains representations and warranties, affirmative and negative covenants and events of default that are customary for financings of this type. The Sellers, and our subsidiary Dana International Luxembourg SARL (Dana Luxembourg) and certain of its subsidiaries (collectively, the Dana European Group) also entered into a Performance and Indemnity Deed (the Performance Guaranty) with GE under which Dana Luxembourg has, among other things, guaranteed the Sellers’ obligations to perform under their respective purchase agreements.
     At December 31, 2008, there were borrowings under this facility equivalent to $30 recorded as notes payable. Although there is $77 of borrowing base available to support additional borrowings, at December 31, 2008 our additional borrowing capacity under this facility and our other credit facilities is effectively limited to $212 based on our financial covenants.
DCC Notes
     DCC was a non-Debtor subsidiary. At the time of our bankruptcy filing, DCC had outstanding notes (the DCC Notes) in the amount of approximately $399. The holders of a majority of the outstanding principal amount of the DCC Notes formed an Ad Hoc Committee which asserted that the DCC Notes had become immediately due and payable. Two DCC noteholders that were not part of the Ad Hoc Committee sued DCC for nonpayment of principal and accrued interest on their DCC Notes. In December 2006, DCC made a payment of $8 to these two noteholders in full settlement of their claims. Also in December 2006, DCC and the holders of most of the DCC Notes executed a forbearance agreement and Dana and DCC executed a settlement agreement relating to claims between them. These agreements provided, among other things, that (i) the forbearing noteholders would not exercise their rights or remedies with respect to the DCC Notes for a period of 24 months (or until the effective date of our reorganization plan), during which time DCC would endeavor to sell its remaining asset portfolio in an orderly manner and use the proceeds to pay down the DCC Notes, and (ii) Dana stipulated to a general unsecured pre-petition claim by DCC in the Bankruptcy Cases in the amount of $325 (the DCC Claim) in exchange for DCC’s release of certain claims against the Debtors.
     Under the settlement agreement, Dana and DCC also terminated their intercompany tax sharing agreement under which they had formerly computed tax benefits and liabilities with respect to their U.S. consolidated federal tax returns and consolidated or combined state tax returns. At December 31, 2007 the amount of principal outstanding under these DCC Notes was $136. In January 2008, DCC made a $90 payment to the forbearing noteholders, consisting of $87 of principal and $3 of interest. On the Effective Date and pursuant to the Plan we paid DCC the $49 remaining amount due to DCC noteholders, thereby settling DCC’s general unsecured claim of $325 with the Debtors. DCC, in turn, used these funds to repay the noteholders in full.

     Fees are paid to the banks for providing committed lines, but not for uncommitted lines. We paid fees of $71, $18 and $30 in 2008, 2007 and 2006 in connection with our committed facilities. Bank fees totaling $18, $13 and $37 in 2008, 2007 and 2006 and amortization of OID in 2008 of $16 are included in interest expense.
     Details of consolidated long-term debt at December 31 are as follows:

	Dana		Prior Dana
	December 31, 2008		December 31, 2007
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value
Term Loan Facility, weighted average rate, 7.07%	$1,266	$608	$—	$—
Less original issue discount (OID)	(87)

	1,179	608
DIP Term Loan			900	900
Indebtedness of DCC —
Unsecured notes, fixed rates, 2.00% — 8.375%, due 2008 to 2012			136	136
Nonrecourse notes, fixed rates, 5.92%, due 2008 to 2011	6	6	7	7
Other indebtedness	15	13	19	18

Total	1,200	627	1,062	1,061
Less: Current maturities	19	19	1,043	1,043

Total long-term debt	$1,181	$608	$19	$18

     The total maturities of all long-term debt (excluding OID) for the next five years and after are as follows: 2009, $19; 2010, $18; 2011, $18; 2012, $15; 2013, $14 and beyond 2013, $1,203.
Note 18. Fair Value Measurements
     SFAS 157 defines fair value, provides a framework for measuring fair value and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but provides guidance on how to measure fair value by establishing a three-tier fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value:
•	Level 1 inputs (highest priority) include unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2 inputs include other than quoted prices for similar assets or liabilities that are observable either directly or indirectly.

•	Level 3 inputs (lowest priority) include unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
     In February 2008, the FASB issued FASB Staff Position FAS 157-2, “Effective Date of FASB Statement No. 157” (FSP 157). The FSP defers the provisions of SFAS 157 with respect to nonfinancial assets and nonfinancial liabilities that are measured at fair value in the financial statements on a non-recurring basis until 2009. Major items in this classification include those measured at fair value in goodwill and impairment testing of intangible assets with indefinite lives. The adoption will not have a material impact on our financial statements.

     In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (FSP 157-3). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides factors to take into consideration when determining the fair value of an asset in an inactive market. FSP 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued.
     In measuring the fair value of our assets and liabilities, we use market data or assumptions that we believe market participants would use in pricing an asset or liability including assumptions about risk when appropriate. Our valuation techniques include a combination of observable and unobservable inputs. Decreases in the value of notes receivable of $13, $10 and $28 during the second, third and fourth quarters of 2008 were charged to OCI. These decreases were attributable to changes to the variables in our calculation.
     As of December 31, 2008, our assets and liabilities that are carried at fair value on a recurring basis include the following:

		Fair Value Measurements Using
		Quoted	Significant
		Prices in	Other	Significant
		Active	Observable	Unobservable
		Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Note receivable	$20	$—	$—	$20
Interest rate caps
Currency forward contracts	8		8

Total assets	$28	$—	$8	$20

Liabilities:
Currency forward contracts	$6		$6

Total liabilities	$6	$—	$6	$—

     The fair value of interest rate caps which are measured using Level 1 is less than $1.
          The change in value of the notes receivable can be summarized as follows:

Changes in fair value during the period (pre-tax)	Level 3
December 31, 2007	$67
Accretion of value — included in Interest Income	1
Unrealized loss — included in OCI	(6)

January 31, 2008	62
Accretion of value — included in Interest Income	9
Unrealized loss — included in OCI	(51)

December, 31 2008	$20

     Substantially all of the notes receivable amount consists of one note, due 2019, obtained in connection with a divestiture in 2004. It is adjusted each quarter based primarily on the market value of publicly traded debt of the obligor. We expect to hold this note to maturity and that it will recover its value. Net changes in the values of the other notes receivable are de minimis.
     See Interest Rate Agreements in Note 17 for a discussion of the interest rate caps.
     We manufacture and sell our products in a number of countries and, as a result, are exposed to movements in foreign currency exchange rates. From time to time, we enter into forward contracts to manage the exposure on forecasted transactions denominated in foreign currencies and to manage the risk of transaction gains and losses associated with assets and liabilities denominated in currencies other than the functional currency of certain subsidiaries. The changes in the fair value of these forward contracts are recorded in cost of sales for product related hedges and in other income for repatriation hedges.

     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (SFAS 159). The fair value option established by SFAS 159 permits companies to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. Entities that elect the fair value option must report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. We adopted SFAS 159 on January 1, 2009 but have not elected to measure any additional financial instruments and other items at fair value.
Note 19. Commitments and Contingencies
Impact of Our Bankruptcy Filing — During our Chapter 11 reorganization proceedings, most actions against the Debtors relating to pre-petition liabilities were automatically stayed. Substantially all of our pre-petition liabilities were addressed under the Plan. Our emergence from bankruptcy resolved certain of our contingencies as discussed below.
     During January 2008, both an Ad Hoc Committee of Asbestos Personal Injury Claimants as well as an asbestos claimant, Jose Angel Valdez, filed notices of appeal of the Confirmation Order. The United States District Court for the Southern District of New York dismissed both appeals. Valdez, and then another plaintiff, attempted to appeal to the Second Circuit Court of Appeals. These matters were dismissed by the Court of Appeals. All appeals of the Confirmation Order have ended.
Class Action Lawsuit and Derivative Actions — A securities class action entitled Howard Frank v. Michael J. Burns and Robert C. Richter was originally filed in October 2005 in the U.S. District Court for the Northern District of Ohio, naming our former Chief Executive Officer, Michael J. Burns, and former Chief Financial Officer, Robert C. Richter, as defendants. In a consolidated complaint filed in August 2006, lead plaintiffs alleged violations of the U.S. securities laws and claimed that the price at which our stock traded at various times between April 2004 and October 2005 was artificially inflated as a result of the defendants’ alleged wrongdoing. In June 2007, the District Court denied lead plaintiffs’ motion for an order partially lifting the statutory discovery stay which would have enabled them to obtain copies of certain documents produced to the Securities and Exchange Commission (SEC). By order dated August 21, 2007, the District Court granted the defendants’ motion to dismiss the consolidated complaint and entered a judgment closing the case. On November 19, 2008, following briefing and oral arguments on the lead plaintiff’s appeal, the Sixth Circuit vacated the District Court’s judgment of dismissal on the ground that the decision on which it was based misstated the applicable pleading standard. In doing so, the Sixth Circuit gave no indication of its views as to whether, under the correct pleading standard, it would have affirmed the District Court’s judgment. The Sixth Circuit remanded the case to the District Court to consider whether it would still dismiss under the correct articulation of the pleading standard. By Order filed February 11, 2009, the District Court established a schedule for the submission of new briefs on Plaintiff’s motion to dismiss the consolidated complaint and scheduled oral arguments on the motion for May 19, 2009.
     A stockholder derivative action entitled Roberta Casden v. Michael J. Burns, et al. was originally filed in the U.S. District Court for the Northern District of Ohio in March 2006. An amended complaint filed in August 2006 added alleged non-derivative class claims on behalf of holders of our stock alleging, among other things, that the defendants (our former Board of Directors, former Chief Executive Officer and former Chief Financial Officer) had breached their fiduciary duties and acted in bad faith in determining to file for protection under the bankruptcy laws. These alleged non-derivative class claims are not asserted against Dana. In June 2006, the District Court stayed the derivative claims, deferring to the Bankruptcy Court on those claims. In July 2007, the District Court dismissed the non-derivative class claims asserted in the amended complaint and entered a judgment closing the case. On January 16, 2009, following briefing and oral argument on the plaintiff’s appeal, the Sixth Circuit affirmed the District Court’s judgment.
SEC Investigation — In September 2005, we reported that management was investigating accounting matters arising out of incorrect entries related to a customer agreement in our Commercial Vehicle operations, and that the Prior Dana Audit Committee had engaged outside counsel to conduct an independent investigation of these matters as well. Outside counsel informed the SEC of the investigation, which ended in December 2005, the same month that we filed restated financial statements for the first two quarters of 2005 and the years 2002 through 2004. In January 2006, we learned that the SEC had issued a formal order of investigation with respect to matters related to our restatements. The SEC’s investigation is a non-public, fact-finding inquiry to determine whether any violations of the law have occurred. We are continuing to cooperate fully with the SEC in the investigation.

Legal Proceedings Arising in the Ordinary Course of Business — We are a party to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of environmental laws. We have reviewed these pending legal proceedings, including the probable outcomes, our reasonably anticipated costs and expenses, the availability and limits of our insurance coverage and surety bonds and our established reserves for uninsured liabilities.
     Further information about some of these legal proceedings follows, including information about our accruals for the liabilities that may arise from such proceedings. We accrue for contingent liabilities at the time when we believe they are both probable and estimable. We review our assessments of probability and estimability as new information becomes available and adjust our accruals quarterly, if appropriate. Since we do not accrue for contingent liabilities that we believe are probable unless we can reasonably estimate the amounts of such liabilities, our actual liabilities may exceed the amounts we have recorded. We do not believe that any liabilities that may result from these proceedings are reasonably likely to have a material adverse effect on our liquidity or financial condition.
Asbestos Personal Injury Liabilities — We had approximately 31,000 active pending asbestos personal injury liability claims at December 31, 2008, which is down from 41,000 claims pending at December 31, 2007. In addition, approximately 16,000 mostly inactive claims have been settled and are awaiting final documentation and dismissal, with or without payment. We have accrued $124 for indemnity and defense costs for settled, pending and future claims at December 31, 2008 compared to $136 at December 31, 2007. We used a fifteen year time horizon for our estimate of the liability as of December 31, 2008.
     Prior to 2006, we reached agreements with some of our insurers to commute policies covering asbestos personal injury claims. We apply proceeds from insurance commutations to reduce any recorded recoverable amount. At December 31, 2008, we had recorded $63 as an asset for probable recovery from our insurers for the pending and projected asbestos personal injury liability claims, compared to $69 recorded at December 31, 2007. The recorded asset reflects our assessment of the capacity of our current insurance agreements to provide for the payment of anticipated defense and indemnity costs for pending claims and projected future demands. The recorded asset does not represent the limits of our insurance coverage, but rather the amount we would expect to recover if we paid the accrued indemnity and defense costs.
     As part of our reorganization, assets and liabilities associated with asbestos claims were retained in Prior Dana which was then merged into Dana Companies, LLC, a consolidated wholly owned subsidiary of Dana. The assets of Dana Companies, LLC include insurance rights relating to coverage against these liabilities and other assets which we believe are sufficient to satisfy its liabilities. Dana Companies, LLC continues to process asbestos personal injury claims in the normal course of business, is separately managed and has an independent board member. The independent board member is required to approve certain transactions including dividends or other transfers of $1 or more of value to Dana.
Other Product Liabilities — We had accrued $2 for non-asbestos product liability costs at December 31, 2008, compared to $4 at December 31, 2007, with no recovery expected from third parties at either date. The decline in 2008 results from a reduction in the volume of active claims. We estimate these liabilities based on assumptions about the value of the claims and about the likelihood of recoveries against us derived from our historical experience and current information.
Environmental Liabilities — Accrued environmental liabilities at December 31, 2008 were $18, compared to $180 at December 31, 2007. The reduction is attributable to the discharge of underlying environmental claims upon emergence. These discharged claims include claims being addressed through the disputed claims process described in Note 2. As such, these matters will not have an impact on our post-emergence financial condition or results of operations. We consider the most probable method of remediation, current laws and regulations and existing technology in determining the fair value of our environmental liabilities.

     One of the larger claims at emergence was a claim involving the Hamilton Avenue Industrial Park (Hamilton) site in New Jersey. We had been a potentially responsible party at this site (also known as the Cornell Dubilier Electronics or CDE site) under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). This matter had been the subject of an estimation proceeding as a result of our objection to a claim filed by the U.S. Environmental Protection Agency (EPA) and other federal agencies (collectively, the Government) in connection with this and several other CERCLA sites. Following several months of litigation and settlement discussions, we had concluded there was a probable settlement outcome and adjusted the liability at December 31, 2007 to the tentative $126 settlement amount. In April 2008, we reached a tentative agreement with the Government providing for an allowed general unsecured claim of $126. Following the government’s comment period we received court approval and satisfied this claim in October 2008 with the distribution of 5.2 million shares of our common stock (valued in reorganization at $23.15 per share) from the disputed claims reserve.
Other Liabilities Related to Asbestos Claims — After the Center for Claims Resolution (CCR) discontinued negotiating shared settlements for asbestos claims for its member companies in 2001, some former CCR members defaulted on the payment of their shares of some settlements and some settling claimants sought payment of the unpaid shares from other members of the CCR at the time of the settlements, including from us. We have been working with the CCR, other former CCR members, our insurers and the claimants over a period of several years in an effort to resolve these issues. Through December 31, 2008, we had paid $47 to claimants and collected $45 with respect to these claims. At December 31, 2008, we had a receivable of $2 for the claims to be recovered. We received $20 in the fourth quarter of 2008 as a result of resolving administrative disputes with several of our insurers. Efforts to recover additional CCR-related payments from surety bonds and other claims are continuing. Additional recoveries are not assured and accordingly have not been recorded as assets at December 31, 2008.
Lease Commitments
     Cash obligations under future minimum rental commitments under operating leases and net rental expense are shown in the table below:

	2009	2010	2011	2012	2013	Thereafter	Total
Lease Commitments	$41	$35	$30	$24	$22	$97	$249

	2008	2007	2006
Rental Expense	$89	$105	$113
Note 20. Warranty Obligations
     We record a liability for estimated warranty obligations at the dates our products are sold. We record the liability based on our estimate of costs to settle the claim. Adjustments are made as new information becomes available. Changes in our warranty liabilities are summarized below:

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended
	December 31,	January 31,	Prior Dana
	2008	2008	2007
Balance, beginning of period	$93	$92	$90
Amounts accrued for current period sales	62	4	59
Adjustments of prior accrual estimates	10
Settlements of warranty claims	(61)	(3)	(61)
Foreign currency translation and other	(4)		4

Balance, end of period	$100	$93	$92

     We have been notified by two of our larger customers that quality issues relating to products supplied by us could result in warranty claims. Our customers have advised us of alleged vehicle performance issues which may be attributable to our product. We are currently investigating the information provided by these customers and we are performing product testing to ascertain whether the reported performance failures are attributable to our products. At December 31, 2008, no liability had been recorded for these matters as the information currently available to us is insufficient to assess our liability, if any.
Note 21. Income Taxes
Continuing Operations — Income tax expense (benefit) attributable to continuing operations can be summarized as follows:

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended	Twelve Months Ended
	December 31,	January 31,	December 31,
	2008	2008	2007	2006
Current
U.S. federal	$16	$14	$56	$—
U.S. state and local	3		(4)	(6)
Non-U.S.	66	(6)	39	89

Total Current	85	8	91	83
Deferred
U.S. federal and state	(8)	27	(106)	3
Non-U.S.	30	164	77	(20)

Total Deferred	22	191	(29)	(17)

Total expense (benefit)	$107	$199	$62	$66

     Income tax expense was calculated based upon the following components of income (loss) from continuing operations before income tax:

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended	Twelve Months Ended
	December 31,	January 31,	December 31,
	2008	2008	2007	2006
U.S. operations	$(618)	$429	$(406)	$(634)
Non-U.S. operations	69	485	19	63

Total income (loss) from continuing operations before income taxes	$(549)	$914	$(387)	$(571)

     Effective tax rate — The effective income tax rate for continuing operations differs from the U.S. federal statutory income tax rate for the following reasons:

	Dana	Prior Dana
	Eleven Months	One Month	Twelve Months
	Ended	Ended	Ended
	December 31,	January 31,	December 31,
	2008	2008	2007	2006
U.S. federal income tax rate	(35)%	35%	(35)%	(35)%
Adjustments resulting from:
Non-deductible items, including reorganization expense			14
State and local income taxes, net of federal benefit	1	2	(1)	(3)
Non-U.S. income	14	(4)	1	9
Non-U.S. withholding taxes on undistributed earnings of non-U.S. operations	(1)	1	10
General business tax credits				(1)
Goodwill impairment	10		8	3
Settlement and return adjustments			5	1
Fresh start accounting adjustments		1
Effect of gain on settlement of liabilities subject to compromise		66
Miscellaneous items	4		4	2

Impact of continuing operations before valuation allowance adjustments on effective tax rate	(7)	101	6	(24)
Valuation allowance adjustments	26	(79)	10	36

Effective income tax rate — continuing operations	19%	22%	16%	12%

     Generally, the discharge of a debt obligation for an amount less than the adjusted issue price creates cancellation of indebtedness income (CODI), which must be included in the obligor’s taxable income. However, recognition of CODI is limited for a taxpayer that is a debtor in a reorganization case if the discharge is granted by the court or pursuant to a plan of reorganization approved by the court. In our case, the Plan enabled the Debtors to qualify for this bankruptcy exclusion rule. The CODI triggered by discharge of debt under the Plan affected the taxable income of the Debtors for the short form tax return (January 2008) by reducing certain income tax attributes otherwise available in the following order: (i) net operating losses (NOLs) for the year of discharge and net operating loss carryforwards; (ii) most credit carryforwards, including the general business credit and the minimum tax credit; (iii) net capital losses for the year of discharge and capital loss carryforwards; and (iv) the tax basis of the debtor’s assets.
     Based on our assessments, we had pre-emergence NOLs in the U.S. of approximately $300 available after emergence. The deferred tax assets related to our pre-emergence U.S. NOLs, including those remaining post-emergence, have a full valuation allowance. The Internal Revenue Code (IRC) will impose an annual limitation of approximately $90 on our use of these pre-emergence NOLs.

     We paid approximately $733 following emergence to fund two VEBAs for certain union employee benefit obligations. We are currently working with the IRS, through the pre-filing agreement program, to evaluate applicable tax laws and regulations to determine the timing of the deduction for the amounts paid to the VEBAs. This amount is treated as a deductible cost in the 2008 post-emergence period and does not increase the estimated $300 of pre-emergence NOLs that are subject to the limitations imposed by the IRC. Offsetting this deduction in 2008 is additional CODI generated by the amendment of our Exit Facility in November 2008. Under IRS regulations, this amendment is treated as a reissuance of debt at fair value for tax purposes. The difference between the fair market value of the debt at that time and the face value becomes an original issue discount for tax purposes generating CODI of approximately $550. We believe that the full amount will be deductable over the remaining term of the loan. The net deferred tax assets related to these issues have a full valuation allowance.
Valuation Allowance Adjustments — We periodically assess the need to establish valuation allowances against our net deferred tax assets. Consideration is given to all positive and negative evidence related to the realization of some or all of our deferred tax assets. This assessment considers, among other matters, forecasts of future profitability, the nature, frequency and severity of recent losses, the duration of statutory carryforward periods and the implementation of feasible and prudent tax planning strategies. Based on this analysis and our history of losses and our near-term profit outlook, we have established 100% valuation allowances against our U.S. deferred tax assets. Similar valuation allowances are recorded in other countries where, based on the profit outlook, realization of the deferred tax asset does not satisfy the more likely than not recognition criterion. With the exception of the tax benefits which offset the OCI tax charges in 2007, we have not recognized tax benefits on losses generated since 2005 in several countries, including the U.S., where the recent history of operating losses does not allow us to satisfy the “more likely than not” criterion for realization of deferred tax assets. Consequently, there is no income tax benefit against the pre-tax losses of these jurisdictions as valuation allowances are established offsetting the associated tax benefit. During the fourth quarter of 2008, we determined that our deferred tax assets in Canada require a full valuation allowance and we recorded a charge to tax expense of $34. We will maintain full valuation allowances against our net deferred tax assets in the U.S. and other applicable countries until sufficient positive evidence exists to reduce or eliminate the valuation allowance.

Deferred Tax Assets and Liabilities — Temporary differences and carryforwards which give rise to deferred tax assets and liabilities at December 31 include the following:

	Dana	Prior Dana
	December 31,	January 31,	December 31,
	2008	2008	2007
Net operating loss carryforwards	$624	$336	$642
Postretirement benefits other than pensions	32	156	365
Expense accruals	335	174	306
Research and development costs	155	184	186
Capital loss carryforward	12	82	116
Foreign tax credits recoverable	111	107	107
Other tax credits recoverable	69	61	61
Postemployment benefits	(3)	14	34
Inventory reserves	(22)	(51)	15
Other employee benefits	4	1	2
Other	54	30	65

Total	1,371	1,094	1,899
Valuation allowance	(1,137)	(710)	(1,609)

Deferred tax assets	234	384	290
Depreciation — non-leasing	(124)	(181)	(98)
Unremitted earnings	(81)	(104)	(97)
Leasing activities	3	(6)	(6)
Pension accruals	46	35	(6)
Goodwill	5	(2)	(1)
Intangibles	(199)	(234)

Deferred tax liabilities	(350)	(492)	(208)

Net deferred tax assets (liabilities)	$(116)	$(108)	$82

     Our deferred tax assets include benefits expected from the utilization of NOLs, capital loss and credit carryforwards in the future. The following table identifies the various deferred tax asset components and the related allowances that existed at December 31, 2008. Due to time limitations on the ability to realize the benefit of the carryforwards, additional portions of these deferred tax assets may become unrealizable in the future.

	Deferred			Earliest
	Tax	Valuation	Carryforward	Year of
	Asset	Allowance	Period	Expiration
Net operating losses
U.S. federal	$391	$(391)	20	2023
U.S. state	104	(104)	Various	2009
Brazil	31	(25)	Unlimited
France	26		Unlimited
U.K	15	(15)	Unlimited
Luxembourg	39	(39)	Unlimited
Venezuela	8	(8)	3	2011
Argentina	3	(3)	5	2011
Australia	5	(5)	Unlimited
Other non-U.S	2	(2)	Various	2014

Total	624	(592)
Capital losses	12	(12)
Other credits	180	(180)	10 - 20	2010

Total	$816	$(784)

Foreign income repatriation — Prior to 2007, we did not provide for U.S. federal income and non-U.S. withholding taxes on undistributed earnings from our non-U.S. operations because such earnings were considered to be re-invested indefinitely outside of the U.S. With the confirmation of our plan of reorganization and emergence from bankruptcy, we intend to repatriate approximately $972 of accumulated non-U.S. earnings. Accordingly, income tax expense for 2007 includes a charge of $37, net of valuation allowances, representing the non-U.S. withholding taxes which are expected to be incurred in connection with the repatriation of these non-U.S. earnings. During 2008, we modified our repatriation plans and recorded additional tax expense of $14, net of valuation allowances, to increase the liability for the one month period ended January 31, 2008 and we recorded a tax benefit of $5, net of valuation allowances, for the eleven months ended December 31, 2008 to reduce the estimated liability.
     The earnings of our non-U.S. subsidiaries will likely be repatriated to the U.S. in the form of repayments of intercompany borrowings and distributions from earnings. Certain of our international operations had intercompany loan obligations to the U.S. totaling $444. Of these intercompany loans, $240 are denominated in a foreign currency and are not considered to be permanently invested as they are expected to be repaid in the near term.
Income tax audits — We conduct business globally and, as a result, file income tax returns in multiple jurisdictions that are subject to examination by taxing authorities throughout the world. With few exceptions, we are no longer subject to U.S. federal, state and local or foreign income tax examinations for years before 1999. The U.S. Federal Income Tax audits for 1999 to 2002 are settled. The closing agreements on these transactions are being reviewed and are expected to be finalized in 2009. The effect, if any, on our results of operations is not expected to be material.
The U.S. Federal audits of the 2003 through 2005 taxation years are effectively settled with both sides reviewing the settlement calculations. Based on our estimates of the settlement impacts, we reduced the tax liabilities including interest by $27 in the fourth quarter of 2008 related to pre-emergence tax matters and, in accordance with SFAS 109 requirements, charged the adjustment to goodwill. After 2008, SFAS 141(R) will require that any adjustments to our pre-emergence liability for uncertain tax positions be recorded as tax expense. The closing agreements on these transactions are expected to be finalized in 2009 and the effect, if any, on our operations is not expected to be material.
     We are currently under audit by foreign authorities for certain taxation years. When these issues are settled the total amounts of unrecognized tax benefits for all open tax years may be modified. Audit outcomes and the timing of the audit settlements are subject to significant uncertainty; therefore, we cannot make an estimate of the impact on our financial position at this time.
Unrecognized tax benefits — We adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), on January 1, 2007 and credited retained earnings for the initial impact of approximately $3. As of the adoption date, we had gross unrecognized tax benefits of $137, of which $112 could be reduced by NOL carryforwards, and other timing adjustments. The net amount of $25, if recognized, would affect our effective tax rate. Unrecognized tax benefits are the difference between a tax position taken, or expected to be taken, in a tax return and the benefit recognized for accounting purposes pursuant to FIN 48. Interest income or expense, as well as penalties relating to income tax audit adjustments and settlements are recognized as components of income tax expense or benefit. Interest of $5, $8 and $15 was accrued on the uncertain tax positions as of December 31, 2008, January 31, 2008 and December 31, 2007. Net interest expense (income) of ($10), $9 and $12 was recognized as part of the provision for income taxes in 2008, 2007 and 2006.
     A reconciliation of the beginning to ending amount of gross unrecognized tax benefits is as follows:

	2008	2007
Balance at January 1	$57	$137
Decreases related to prior year tax positions	(11)	(90)

Balance at January 31	46
Increases related to settlements	8
Decreases related to prior years tax positions	(27)
Increases related to current year tax positions	17	10

Balance at December 31	$44	$57

     As at December 31, 2008, the total amount of gross unrecognized tax benefits was $44, all of which, if recognized, would impact the effective tax rate. If matters for 1999 through 2005 are settled with the IRS within the next 12 months, the total amounts of unrecognized tax benefits for all open tax years may be modified. Audit outcomes and the timing of the audit settlements are subject to significant uncertainty; therefore, we cannot make an estimate of the impact on earnings at this time. At December 31, 2007, we had included accrued liabilities for income taxes of the Debtors in liabilities subject to compromise since they were settled as part of the bankruptcy process.
Note 22. Other Income, Net
     Other income, net included:

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended	Year Ended
	December 31,	January 31,	December 31,
	2008	2008	2007	2006
Interest income	$48	$4	$42	$37
DCC other income (loss), net	2	(1)	38	45
Divestiture gains			11	10
Foreign exchange gain (loss)	(12)	3	35	4
Claim settlement			(11)
Loss on repayment of debt	(10)
Strategic transaction fees	(10)
Export and other credits	11	1	17	13
Other, net	24	1	30	31

Other income, net	$53	$8	$162	$140

     Foreign exchange gains and losses on cross-currency intercompany loan balances that are not considered permanently invested are included in foreign exchange gain (loss) above. Foreign exchange gains and losses on loans that are permanently invested are reported in OCI. In 2008, $240 of cross-currency obligations to our U.S. operations as of December 31, 2007 were repaid.
     Dana and its subsidiaries enter into foreign exchange contracts to hedge certain intercompany loans and accrued interest balances as well as to reduce exposure in cross-currency transactions in the normal course of business. At December 31, 2008, these foreign exchange contracts had a total notional amount of $158. These contracts are marked to market, with the gain or loss reflected in foreign exchange gain (loss).
     The claim settlement charge of $11 in 2007 represents the estimated costs to settle a contractual matter with an investor in one of our equity investments.
Note 23. Segment, Geographical Area and Major Customer Information
     SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS 131), establishes standards for reporting information about operating segments and related disclosures about products and services and geographic locations. SFAS 131 requires reporting on a single basis of segmentation. The components that management establishes for purposes of making decisions about an enterprise’s operating matters are referred to as “operating segments.”
     We manage our operations globally through six operating segments with four operating segments focused on specific products for the automotive light vehicle market: LVD, Sealing, Thermal and Structures and two operating segments focused on specific medium-duty and heavy-duty vehicle markets: Commercial Vehicle and Off-Highway. We report operating and related disclosures about each of our six segments below on a basis that is used internally for evaluating segment performance and deciding how to allocate resources to those segments.

     Costs not included in the operating segment results are related primarily to executive administrative services, trailing liabilities of closed operations and other non-administrative items not directly attributable to the operating segments. Management had previously utilized earnings before interest and taxes (EBIT) as the primary internal segment profit measure. While EBIT and net income continue to be important profit measures, in 2008 the primary measure was changed to segment EBITDA, to enhance the comparability and usefulness of our operating segment results after application of fresh start accounting upon emergence from bankruptcy. Prior period results were restated to conform to the 2008 presentation.
     Although a non-GAAP financial measure, segment EBITDA is also more closely aligned with the performance measurements in our debt covenants. EBITDA, as defined for both internal performance measurement and debt covenant compliance, excludes equity in earnings of affiliates, noncontrolling interests, discontinued operations, certain nonrecurring and unusual items such as goodwill impairment, amortization of fresh start inventory step-up and divestiture gains and losses.
     We evaluate DCC as if it were accounted for under the equity method of accounting rather than on the fully consolidated basis required for external reporting. DCC is included as a reconciling item between the segment results and our loss before income tax.
Segment Information
     We used the following information to evaluate our operating segments:

	Dana
	Eleven Months Ended December 31, 2008					December 31,
		Inter-				2008
	External	Segment	Segment	Capital	Depreciation/	Net
2008	Sales	Sales	EBITDA	Spend	Amortization	Assets
LVD	$2,603	$158	$79	$69	$120	$1,116
Sealing	641	17	44	30	32	372
Thermal	231	6	3	10	15	119
Structures	786	10	37	43	36	352
Commercial Vehicle	1,442	43	50	57	33	754
Off-Highway	1,637	43	102	25	25	595
Eliminations and other	4	(277)			8	94

Total	$7,344	$—	$315	$234	$269	$3,402

	Prior Dana
	One Month Ended January 31, 2008					January 31,
		Inter-				2008
	External	Segment	Segment	Capital	Depreciation/	Net
2008	Sales	Sales	EBITDA	Spend	Amortization	Assets
LVD	$281	$15	$10	$8	$10	$1,007
Sealing	64	1	6	2	2	292
Thermal	28		3	1	1	126
Structures	90	1	4	2	5	329
Commercial Vehicle	130	6	6	3	3	620
Off-Highway	157	4	14		2	469
Eliminations and other	1	(27)				518

Total	$751	$—	$43	$16	$23	$3,361

	Prior Dana
	Year Ended December 31, 2007					December 31,
		Inter-				2007
	External	Segment	Segment	Capital	Depreciation/	Net
2007	Sales	Sales	EBITDA	Spend	Amortization	Assets
LVD	$3,476	$145	$112	$87	$116	$1,195
Sealing	728	22	62	27	25	285
Thermal	293	6	17	15	11	117
Structures	1,069	18	86	38	58	373
Commercial Vehicle	1,531	67	78	47	40	568
Off-Highway	1,609	42	142	30	21	434
Eliminations and other	15	(300)		8	7	531

Total	$8,721	$—	$497	$252	$278	$3,503

	Prior Dana
	Year Ended December 31, 2006					December 31,
		Inter-				2006
	External	Segment	Segment	Capital	Depreciation/	Net
2006	Sales	Sales	EBITDA	Spend	Amortization	Assets
LVD	$3,050	$155	$49	$130	$101	$1,581
Sealing	684	31	65	27	25	265
Thermal	283	5	29	18	9	194
Structures	1,174	27	28	58	63	420
Commercial Vehicle	1,962	78	75	24	41	632
Off-Highway	1,283	40	114	23	19	382
Eliminations and other	68	(336)		6	10	228

Total	$8,504	$—	$360	$286	$268	$3,702

     The following table reconciles segment EBITDA to the consolidated income (loss) from continuing operations before income tax:

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended
	December 31,	January 31,	Year Ended December 31,
	2008	2008	2007	2006
Segment EBITDA	$315	$43	$497	$360
Shared services and administrative	(23)	(3)	(14)	(18)
Other income (expense) not in segments	22	(2)	(27)	(65)
Foreign exchange not in segments	(3)		(6)	5
Depreciation	(269)	(23)	(278)	(268)
Amortization of intangibles	(81)
Amortization of fresh start inventory step-up	(49)
Realignment	(114)	(12)	(205)	(92)
DCC EBIT	(2)		38	7
Impairment of goodwill	(169)		(89)	(46)
Impairment of other assets	(14)			(234)
Reorganization items, net	(25)	(98)	(275)	(143)
Loss on repayment of debt	(10)
Strategic transaction expenses	(10)
Loss on sale of assets, net	(10)		(9)	(9)
Stock compensation expense	(6)
Foreign exchange on intercompany loans and market value adjustments on hedges	(7)	4	44
Divestiture gains				10
Interest expense	(142)	(8)	(105)	(115)
Interest income	48	4	42	37
Fresh start accounting adjustments		1,009

Income (loss) from continuing operations before income taxes	$(549)	$914	$(387)	$(571)

     The losses from continuing operations before income taxes for the eleven months ended December 31, 2008 include net expenses of $139 related to adjustments arising from the application of fresh start accounting, primarily amortization of intangibles, the expensing of the incremental value of inventories sold during the period and additional depreciation expense.
     Net assets at the segment level are intended to correlate with invested capital. The amount includes accounts receivable, inventories, prepaid expenses (excluding taxes), goodwill, investments in affiliates, net property, plant and equipment, accounts payable and certain accrued liabilities, but excludes assets and liabilities of discontinued operations.
Net assets differ from consolidated total assets as follows:

	Dana	Prior Dana
	2008	2007
Net assets	$3,402	$3,503
Accounts payable and other current liabilities	1,205	1,643
DCC’s asets in excess of equity		149
Other current and long-term assets	1,000	1,106
Assets of discontinued operations		24

Consolidated total assets	$5,607	$6,425

     Although accounting for discontinued operations does not result in the reclassification of prior balance sheets, our segment reporting excludes the assets of our discontinued operations for all periods presented based on the treatment of these items for internal reporting purposes.
     The differences between operating capital spend and depreciation shown by segment and purchases of property, plant and equipment and depreciation shown on the cash flow statement result from the exclusion from the segment table of the amounts related to discontinued operations.
Certain expenses incurred in connection with realignment activities are included in the respective segment operating results, as are certain credits to earnings resulting from the periodic adjustments of our restructuring accruals to reflect changes in our estimates of the total cost remaining on restructuring projects and gains and losses realized on the sale of assets related to realignment.
Geographic Information
     Of our consolidated net sales, no countries other than the U.S. and Italy account for more than 10% and only Brazil, Germany and Canada account for more than 5%. Sales are attributed to the location of the product entity recording the sale. Long-lived assets include property, plant and equipment; goodwill and equity investments in joint ventures. They do not include certain other non-current assets.

	Net Sales				Long-Lived Assets
	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended	Year Ended		December 31,
	December 31,	January 31,	December 31,		Dana	Prior Dana
	2008	2008	2007	2006	2008	2007	2006
North America
United States	$3,016	$333	$4,000	$4,204	$790	$1,070	$1,149
Canada	319	46	536	757	80	113	123
Mexico	188	17	255	210	109	41	138

Total North America	3,523	396	4,791	5,171	979	1,224	1,410
Europe
Italy	838	85	821	625	199	86	73
Germany	442	45	459	396	153	196	535
Other Europe	889	94	976	835	211	303	297

Total Europe	2,169	224	2,256	1,856	563	585	905
South America
Brazil	578	47	527	409	125	112	102
Other South America	388	20	387	358	132	81	89

Total South America	966	67	914	767	257	193	191
Asia Pacific
Australia	188	14	250	323	49	97	87
Other Asia Pacific	498	50	510	387	236	185	154

Total Asia Pacific	686	64	760	710	285	282	241

Total	$7,344	$751	$8,721	$8,504	$2,084	$2,284	$2,747

Sales to Major Customers

		Net Sales
	2008	2007	2006
Ford	$1,399	$1,991	$1,936
	17%	23%	23%
General Motors	$523	$642	$807
	6%	7%	10%
Export sales from the U.S. to international customers were $345, $314 and $402 in 2008, 2007 and 2006.

Quarterly Results (Unaudited)

	Prior Dana	Dana — 2008
	One Month	Two Months	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	January 31	March 31	June 30	September 30	December 31
Net sales	$751	$1,561	$2,333	$1,929	$1,521
Gross margin	$49	$58	$145	$48	$(20)
Net income (loss)	$709	$(50)	$(122)	$(256)	$(249)
Net income (loss) per share available to common stockholders
Basic	$4.73	$(0.55)	$(1.28)	$(2.66)	$(2.57)
Diluted	$4.71	$(0.55)	$(1.28)	$(2.66)	$(2.57)

		Prior Dana
	For the 2007 Quarters Ended
	March 31	June 30	September 30	December 31
Net sales	$2,145	$2,289	$2,130	$2,157
Gross margin	$102	$148	$113	$127
Net loss	$(92)	$(133)	$(69)	$(257)
Net loss per share available to common stockholders
Basic	$(0.61)	$(0.89)	$(0.46)	$(1.72)
Diluted	$(0.61)	$(0.89)	$(0.46)	$(1.72)
     The second quarter of 2008 included a pre-tax impairment of goodwill of $75. The third quarter of 2008 included a pre-tax impairment of goodwill of $105. The fourth quarter of 2008 includes an $11 reduction in goodwill impairment as a result of income tax adjustments being credited to goodwill.
     The second quarter of 2007 included a charge of $128 to continuing operations and a charge of $17 to discontinued operations in connection with the settlement of pension obligations in the U.K. Net loss in the fourth quarter of 2007 included additional pre-tax reorganization charges of $102 in the quarter primarily related to settlements of bankruptcy claims subsequent to the end of the year and a pre-tax impairment of goodwill of $89. Also included were pre-tax charges of $5 and tax charges of $18 related to prior periods.

DANA HOLDING CORPORATION AND CONSOLIDATED SUBSIDIARIES
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

	Dana
				Adjustments
				arising
		Amounts		from change
	Balance at	charged		in currency	Balance at
	Beginning	(credited)	Allowance	exchange rates	end of
	of period	to income	utilized	and other items	period
For the Eleven Months Ended December 31, 2008
Allowances Deducted from Assets Allowance for Doubtful Receivables	$23	$5	$(4)	$(1)	$23
Valuation Allowance for Deferred Tax Assets	710	266		161	1,137

Total Allowances Deducted from Assets	$733	$271	$(4)	$160	$1,160

For the Month Ended January 31, 2008	Prior Dana
Allowances Deducted from Assets Allowance for Doubtful Receivables	$20	$—	$(1)	$4	$23
Valuation Allowance for Deferred Tax Assets	1,609	(723)		(176)	710

Total Allowances Deducted from Assets	$1,629	$(723)	$(1)	$(172)	$733

For the Year Ended December 31, 2007
Allowances Deducted from Assets Allowance for Doubtful Receivables	$23	$(1)	$(2)	$—	$20
Valuation Allowance for Deferred Tax Assets	1,971	(57)	(3)	(302)	1,609

Total Allowances Deducted from Assets	$1,994	$(58)	$(5)	$(302)	$1,629

For the Year Ended December 31, 2006
Allowances Deducted from Assets Allowance for Doubtful Receivables	$22	$3	$(7)	$5	$23
Allowance for Credit Losses — Lease Financing	17	(17)			—
Valuation Allowance for Deferred Tax Assets	1,535	182	(4)	258	1,971
Allowance for Loan Losses	9	(3)		(6)	—

Total Allowances Deducted from Assets	$1,583	$165	$(11)	$257	$1,994